Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

SUMTOTAL SYSTEMS, INC.,

SEAL ACQUISITION CORPORATION,

MINDSOLVE TECHNOLOGIES, INC.

DANIEL D. BOCCABELLA, JR., JEFFREY ALLEN LYONS AND

CHARLES V. STEADHAM, JR. as the Company Stockholders,

and with respect to Article VIII, Article IX and Article X only,

CHARLES V. STEADHAM, JR., as the Stockholder Representative,

and

MELLON INVESTOR SERVICES LLC, as Escrow Agent

November 13, 2006

-i-

3.17	Litigation	42
3.18	Accounts Receivable	42
3.19	Minute Books	42
3.20	Environmental Matters	43
3.21	Brokers’ and Finders’ Fees	44
3.22	Employee Benefit Plans and Compensation	44
3.23	Insurance	48
3.24	Compliance with Laws	48
3.25	Warranties; Indemnities	48
3.26	Complete Copies of Materials	48
3.27	Experience; Accredited Investor	48
3.28	Purchase Entirely for Own Account	49
3.29	Rule 144	49
3.30	Access to Data	49
3.31	Authorization	49
3.32	Blade Agency	50
3.33	Blade Productions, Inc.	50
3.34	Blade Software, Inc.	50
3.35	Vic-Ray Publishing	50
3.36	Steady Arm Music	50
3.37	Gamble Rogers Memorial Foundation, Inc.	50

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		51

4.1	Incorporation, Standing and Power	51
4.2	Authority; Enforceability	51
4.3	Capitalization	51
4.4	Parent Common Stock	52
4.5	No Conflict	52
4.6	Consents	52
4.7	SEC Filings; Parent Financial Statements	53
4.8	Absence of Changes or Events	53

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME		54

5.1	Conduct of Business of the Company	54
5.2	No Solicitation	57

ARTICLE VI ADDITIONAL AGREEMENTS		58

6.1	Requisite Stockholder Approval	58
6.2	Commercially Reasonable Efforts; Third Party Consents	59
6.3	Notification of Certain Matters	60
6.4	Access to Information	61
6.5	Spreadsheet	61
6.6	Third Party Expenses	62
6.7	Employment Arrangements	62
6.8	Restrictions on Transfer	64

-ii-

6.9	Further Assurances	64
6.10	Confidentiality	64
6.11	Public Disclosure	65
6.12	Drag and Drop Patent	65
6.13	Indemnification and Insurance	66
6.14	Landlord Consent	67
6.15	Tax Matters	67
6.16	Registration Rights	69

ARTICLE VII CONDITIONS TO THE MERGERS		71

7.1	Conditions to Obligations of Each Party	71
7.2	Conditions to the Obligations of Parent and Merger Sub	71
7.3	Conditions to Obligations of the Company	74

ARTICLE VIII SURVIVAL; INDEMNIFICATION; ESCROW FUND; ESCROW AGENT; STOCKHOLDER REPRESENTATIVE		75

8.1	Survival of Representations, Warranties and Covenants	75
8.2	Indemnification	75
8.3	Limitations on Indemnification	76
8.4	Escrow Arrangements	80
8.5	Third-Party Claims	89
8.6	Stockholder Representative	89

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		90

9.1	Termination	90
9.2	Effect of Termination	91
9.3	Amendment	92
9.4	Extension; Waiver	92

ARTICLE X GENERAL PROVISIONS		92

10.1	Notices	92
10.2	Entire Agreement	95
10.3	No Third Party Beneficiaries	95
10.4	Assignment	95
10.5	Severability	95
10.6	Other Remedies	95
10.7	Governing Law	95
10.8	Choice of Jurisdiction and Venue	96
10.9	WAIVER OF JURY TRIAL	96

-iii-

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Stockholder Support Agreement
Exhibit B-1	Form of Employment Agreement
Exhibit B-2	Form of Consulting Agreement
Exhibit B-3	Form of Non-Competition Agreement
Exhibit C	Stockholder Written Consent
Exhibit D	Change in Control Pool Allocation
Exhibit E	Confidentiality Agreement
Exhibit F	Form of Assignment

INDEX OF SCHEDULES

Schedule	Description
Schedule 1.1	Terminating Employees
Schedule	Third Party Consents
Schedule 8.3(d)	Former Employees

-iv-

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of November 13, 2006 by and among SumTotal Systems, Inc., a Delaware corporation (“Parent”), Seal Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Mindsolve Technologies, Inc., a Florida Subchapter S corporation (the “Company”), Daniel D. Boccabella, Jr. (“Boccabella”), Jeffrey Allen Lyons (“Lyons”) and Charles V. Steadham, Jr. (“Steadham”) (as the Company Stockholders), and with respect to Article VIII, Article IX, and Article X hereof, Steadham as Stockholder Representative (the “Stockholder Representative”), and Mellon Investor Services LLC as Escrow Agent (the “Escrow Agent”).

RECITALS

A. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law and the Florida Business Corporations Act, as amended (the “FBCA”), Parent shall acquire the Company through the statutory merger of Merger Sub with and into the Company (the “First Merger”). The Company shall be the surviving entity of the First Merger and is sometimes referred to as the “Interim Surviving Corporation.” As soon as practicable after the Effective Time of the First Merger and, as part of the same overall transaction, Parent shall cause the statutory merger of the Interim Surviving Corporation with and into Parent (the “Second Merger” and together with the First Merger, the “Integrated Merger”). Parent shall be the surviving entity of the Second Merger and is sometimes referred to herein as the “Surviving Entity.”

B. The board of directors of the Company has unanimously (i) determined that the Integrated Merger is fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved this Agreement, the Integrated Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the Company Stockholders adopt and approve this Agreement and the other transactions contemplated by this Agreement, and approve the Integrated Merger.

C. The respective boards of directors of each of Parent and Merger Sub believe it is advisable and in the best interests of each entity and its respective stockholders or members, as applicable, that Parent acquire the Company and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby, including the Integrated Merger.

D. Pursuant to the First Merger, among other things, and subject to the terms and conditions of this Agreement, all of the capital stock of the Company that is issued and outstanding immediately prior to the effective time of the First Merger shall be converted into the right to receive the Merger Consideration (consisting of cash and shares of Parent Common Stock) on the terms and conditions set forth herein.

E. A portion of the Merger Consideration (consisting of both cash and shares of Parent Common Stock) otherwise payable by Parent in connection with the First Merger shall be placed in escrow by Parent, and the release of such amount shall occur upon the terms and conditions, all as set forth in Article VIII of this Agreement.

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) each of the Company Stockholders is entering into a Stockholder Support Agreement with Parent in the form attached hereto as Exhibit A (the “Stockholder Support Agreements”), (ii) each of Boccabella and Lyons is entering into an Employment Agreement with Parent, in the form attached hereto as Exhibit B-1, which will become effective upon the Effective Time of the First Merger (the “Employment Agreements”), (iii) Blade Agency is entering into a Consulting Agreement with Parent, in the form attached hereto as Exhibit B-2, which will become effective upon the Effective Time of the First Merger (the “Consulting Agreement”), and (iv) Steadham is entering into a Non-Competition Agreement with Parent, in the form attached hereto as Exhibit B-3, which will become effective upon the Effective Time of the First Merger (the “Non-Competition Agreement”).

G. Immediately after the execution and delivery of this Agreement, the Company shall submit to each of the Company Stockholders an irrevocable written consent to Parent substantially in the form attached hereto as Exhibit C (the “Company Stockholder Written Consent”).

H. The Company and the Company Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

I. The First Merger and the Second Merger are part of an integrated plan and together are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Capitalized Terms. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto below:

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” shall mean any day other than a Saturday or Sunday or a day on which banks in San Francisco, California are closed.

“Cash Consideration” shall mean (i) $6,000,000 in cash less (ii) the Change in Control Pool.

“Change in Control Pool” shall mean an amount equal to $770,000, which amount shall be payable directly to those Employees of the Company in the allocations and in the manner set forth on Exhibit D (the “Pool Participants”).

“Closing Cash Consideration” shall mean (i) an amount equal to (A) 0.5 multiplied by (B) the Cash Consideration minus (ii) the Escrowed Cash.

“Closing Cash Exchange Ratio” shall mean the quotient obtained by dividing (x) the Closing Cash Consideration by (y) the Total Outstanding Shares.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Company Capital Stock” shall mean shares of Company Common Stock, Company Preferred Stock and any other shares of capital stock of the Company.

“Company Common Stock” shall mean shares of common stock of the Company, par value $0.01 per share.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained in the past three (3) years, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

“Company Intellectual Property” shall mean any Technology and Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” shall mean any Intellectual Property Rights that are owned by, or exclusively licensed to, the Company. Company Intellectual Property Rights includes, without limitation, the Drag and Drop Patent.

“Company Material Adverse Effect” shall mean any change, event or effect that results in or could reasonably be expected to result in a material adverse effect to the business, assets (tangible or intangible), condition (financial or otherwise), results of operations or capitalization of the Company; provided that a Company Material Adverse Effect shall not include any change that results directly from the public announcement of the Merger.

“Company Options” shall mean all options to purchase or otherwise acquire shares of Company Capital Stock, whether or not vested or exercisable, that were granted or otherwise issued under a Company Option Plan.

“Company Option Plan” shall mean any plan, formal or informal, adopted by the Company for the granting of stock options, stock appreciation rights, restricted stock or other contingent stock rights, including but not limited to an employee stock purchase plan.

“Company Preferred Stock” shall mean any shares of preferred stock of the Company.

“Company Stock Certificates” shall mean certificates representing shares of Company Capital Stock.

“Company Stockholders” shall mean holders of shares of Company Capital Stock.

“Company Voting Proposal” shall mean the proposal to approve and adopt this Agreement and approve the Integrated Merger and the transactions contemplated thereby.

“Company Warrant” shall mean all issued and outstanding warrants or other direct or indirect rights to purchase or otherwise acquire shares of Company Capital

Stock, including any options to acquire shares of Company Capital Stock that were not granted or otherwise issued under a Company Option Plan.

“Contract” shall mean any contract, license, mortgage, indenture, lease, covenant or other agreement, instrument or commitment, permit, concession or franchise, whether written or oral.

“Delaware Law” shall mean, as applicable and to the extent relevant, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act or any other applicable statutory or common law of the State of Delaware.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former or retired employee, consultant, contractor or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, change in control, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder, including without limitation those entities controlled by or under common control with Steadham.

“Escrow Amount” shall mean the Escrowed Cash and the Escrowed Shares.

“Escrowed Cash” shall mean an amount of cash equal $600,000.

“Escrowed Stock” shall mean 92,500 shares of Parent Common Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or any court, administrative agency or commission.

“Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Mask Works”); (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of any of the Company Stockholders and the directors of the Company; provided that such Persons shall have made due and diligent inquiry of those employees of such Persons whom such Persons reasonably believe would have actual knowledge of the matters represented.

“Merger Consideration” shall mean the sum of the Cash Consideration and the Stock Consideration.

“Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Net Asset Value” shall mean an amount equal to (A) the Company’s total current assets as of the relevant balance sheet date minus (B) the Company’s total liabilities as of such date, which shall include any amounts that remain unpaid as of the Effective Time and would become payable by the Company upon or as a result of the Integrated Merger

(including, without limitation, all Third Party Expenses of the Company that remain unpaid as of the Effective Time), each as determined in accordance with GAAP and as set forth on the relevant balance sheet. For the avoidance of doubt, the Company’s total assets shall include cash, cash equivalents, and marketable securities, accounts receivable, other receivables, pre-paids and other current assets but shall not include deferred tax assets (whether or not current) including net operating losses and tax credits, fixed assets, intangible assets and other long-term assets. The Company’s total liabilities shall include any outstanding indebtedness of the Company, unearned revenues, accrued taxes, any accrued but unpaid costs and expenses incurred or reasonably estimable as of such balance sheet date, including, without limitation, any distribution to the Company Stockholders pursuant to Section 6.15(b) of this Agreement.

“One-Year Cash Consideration” shall mean an amount equal to (A) 0.25 multiplied by (B) the Cash Consideration.

“One-Year Cash Exchange Ratio” shall mean the quotient obtained by dividing (x) the One-Year Cash Consideration by (y) the Total Outstanding Shares.

“Parent Charter Documents” shall mean the certificate of incorporation and bylaws of Parent, together with the articles of incorporation and bylaws of Merger Sub.

“Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent.

“Parent Trading Price” shall mean the average of the closing prices of one share of Parent Common Stock on The Nasdaq Global Market for the five (5) trading days ending three (3) trading days prior to the Closing Date.

“Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” shall mean statutory liens for taxes that are not yet due and payable or liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established or statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Pre-Closing Taxes” shall mean all Taxes of the Company for Tax periods (or portions thereof) ending on or before the Closing Date.

“Pro Rata Portion” shall mean, with respect to any Company Stockholder, a fraction, the numerator of which is the number of shares of Company Common Stock owned by such Company Stockholder as of the Effective Time, and the denominator of which is the total number of shares of Company Common Stock owned by all Company Stockholders as of the Effective Time.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) registered Mask Works and applications to register Mask Works; and (v) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Software” shall mean any and all computer software and code, including applets, applications, operating systems, libraries, assemblers, compilers, design tools, source code, object code, data (including image and sound data) and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

“Stock Consideration” shall mean 925,000 shares of Parent Common Stock.

“Stock Exchange Ratio” shall mean the quotient obtained by dividing (x) the number of shares of Parent Common Stock equal to (A) the Stock Consideration minus (B) the Escrowed Shares by (y) the Total Outstanding Shares.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries or affiliates (it being understood that in the case of the Company, the term “Subsidiary” specifically excludes those entities controlled by or under common control with Steadham).

“Tax” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Technology” shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in Software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable or patented), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and all instantiations of the foregoing in any form and embodied in any media.

“Terminating Employee” shall mean those two Employees listed on Schedule 1.1 who shall be terminated prior to the Effective Time.

“Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock (whether vested or unvested), plus the maximum number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all Company Options (whether vested or unvested), Company Warrants and any other rights that are convertible into, exchangeable for or exercisable for, shares of Company Capital Stock, in each case that are issued and outstanding immediately prior to the Effective Time, on an as-converted to Company Common Stock basis.

“Two-Year Cash Consideration” shall mean an amount equal to (i) 0.25 multiplied by (ii) the Cash Consideration.

“Two-Year Cash Exchange Ratio” shall mean the quotient obtained by dividing (x) the Two-Year Cash Consideration by (y) the Total Outstanding Shares.

1.2 Other Capitalized Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings ascribed thereto in the section of this Agreement set forth opposite each such capitalized term below:

Capitalized Term	Section
Agreement	Introduction
Basket	8.3(d)
Blue Sky Laws	3.6
BPI	3.33
BSI	3.34
Closing	2.2(a)
Closing Balance Sheet	8.3(e)
Closing Date	2.2(a)
Code	Recitals
Company	Introduction
Company Authorizations	3.16
Company Disclosure Schedule	Article III
Company Products	3.13(a)
Company Registered Intellectual Property Rights	3.13(b)
Company Source Code	3.13(s)
Company Stockholder Written Consent	Recitals
Confidentiality Agreement	6.10
Conflict	3.5
Consulting Agreement	Recitals
Continuing Employee	6.7(a)
Current Balance Sheet	3.7(a)
Customer Information	3.12(f)
Disclosing Party	6.11
Dissenting Shares	2.8(a)
Dissenting Share Payments	2.8(c)
Drag and Drop Patent	6.12
Effective Time	2.2(b)
Employment Agreements	Recitals
Environmental Permits	3.20(c)
Equipment	3.12(e)
Escrow Agent	Introduction
Escrow Fund	8.4(a)
Exchange Agent	2.9(a)
Exchange Fund	2.9(b)
FBCA	Recitals
First Articles of Merger	2.2(b)
Escrow Fund	8.4(a)
Escrow Period	8.4(b)

First Merger	Recitals
Hazardous Material	3.20(a)
Hazardous Materials Activities	3.20(b)
Inbound Agreements	3.13(j)
Indemnified O&Ds	6.13(a)
Indemnified Parties	8.2
Independent Accounting Firm	8.3(e)(vi)
Individual Holdback Amounts	2.6(e)
Integrated Merger	Recitals
Interested Party	3.15(a)
Interim Surviving Corporation	Recitals
Lease Agreements	3.12(b)
Leased Real Property	3.12(a)
Letter of Transmittal	2.9(c)
Liens	3.10(h)
Loss	8.2
Losses	8.2
Merger Sub	Introduction
Merger Sub Bylaws	2.4(a)
Merger Sub Charter	2.4(a)
New Shares	8.4(c)(iii)
Non-Competition Agreement	Recitals
Non-disclosing Party	6.11
Notice of Objection	8.3(e)(v)
Officer’s Certificate	8.4(d)(i)
One-Year Individual Holdback Amount	2.6(e)
Open Source Materials	3.13(o)
Outbound Agreements	3.13(j)
Parent	Introduction
Parent Balance Sheet	4.7(b)
Parent Disclosure Schedule	Article IV
Parent Financials	4.7(b)
Parent SEC Reports	4.7(a)
Post-Closing Balance Sheet Adjustment	8.3(e)
Post-Closing Tax Distribution	6.15(b)
PTO	3.13(b)
Registration Expenses	6.16(e)
Requisite Stockholder Approval	3.4
Returns	3.10(a)
Second Articles of Merger	2.2(b)
Second Merger	Recitals
Section 280G Payments	3.22(h)
Selling Expenses	6.16(e)
Specified Representations	8.1
Spreadsheet	6.5

Statement of Third Party Expenses	6.6(b)
Stockholder Non-Competition Agreements	Recitals
Stockholder Representative	Introduction
Stockholder Support Agreements	Recitals
Survival Date	8.1
Surviving Entity	Recitals
Terminated Company Employee Plans	6.7(d)
Terminating Employee Release	6.7(b)
Third Party Expenses	6.6(a)
Two-Year Individual Holdback Amount	2.6(e)
Welcome Letter	6.7(a)

1.3 Interpretations.

(a) When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) All references in this Agreement to the Company shall be deemed to refer to the Company and its Subsidiaries unless the context otherwise requires.

(e) All reference in this Agreement to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(f) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGERS

2.1 The Mergers.

(a) First Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law and the FBCA, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Interim Surviving Corporation. The First Merger shall have the effects specified in the FBCA.

(b) Second Merger. As soon as practicable after the Effective Time, and as part of a single overall transaction with the First Merger and pursuant to an integrated plan, the Interim Surviving Corporation shall be merged with and into Parent in the Second Merger and the separate corporate existence of Interim Surviving Corporation shall cease and Parent shall continue as the Surviving Entity.

2.2 Closing and Effective Time.

(a) Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the First Merger and the Second Merger (the “Closing”) will take place on a business day as promptly as practicable after the execution and delivery hereof by the parties hereto, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Effective Time. On the Closing Date, the parties hereto shall cause the First Merger and the Second Merger to be consummated by filing with the Department of State of the State of Florida articles of merger in customary form and substance for the First Merger, including the plan of merger (the “First Articles of Merger”), the date and time of such filing, as indicated by the date stamp of the Department of State of the State of Florida on the First Articles of Merger, or such other time as Parent and the Company shall specify in the First Articles of Merger, being the “Effective Time”), and as soon as possible thereafter, a certificate of merger and/or articles of merger for the Second Merger (the “Second Articles of Merger”) in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law and the FBCA.

2.3 General Effects of the Mergers.

(a) First Merger. At the Effective Time, the effect of the First Merger shall be as provided in this Agreement and the First Articles of Merger and as specified in the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Company as the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Company as the Interim Surviving Corporation.

(b) Second Merger. At the effective time of the Second Merger, the effect of the Second Merger shall be as provided in this Agreement, the Second Articles of Merger and as specified in the Delaware Law and the FBCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and the Interim Surviving Corporation shall vest in Parent as the Surviving Entity, and all debts, liabilities and duties of the Company and the Interim Surviving Corporation shall become the debts, liabilities and duties of Parent as the Surviving Entity.

2.4 Certificates of Incorporation and Bylaws.

(a) Articles of Incorporation and Bylaws of Interim Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation and bylaws of the Interim Surviving Corporation shall be amended and restated as of the Effective Time in its entirety to be identical to the articles of incorporation (the “Merger Sub Charter”) and bylaws (the “Merger Sub Bylaws”) of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the FBCA and as provided in such articles of incorporation or bylaws; provided, however, that at the Effective Time, Article I of the articles of incorporation and bylaws of the Interim Surviving Corporation shall be amended and restated in their entirety to read as follows: “The name of the corporation is Mindsolve Technologies, Inc.”

(b) Certificate of Incorporation and Bylaws of Parent. Unless otherwise determined by Parent prior to the effective time of the Second Merger, the Parent Charter Documents shall be not be amended or restated as of the effective time of the Second Merger and shall remain identical to the Parent Charter Documents as in effect immediately prior to the effective time of the Second Merger until thereafter amended in accordance with Delaware Law and as provided in the Parent Charter Documents.

2.5 Directors, Officers and Managers.

(a) Directors and Officers of the Interim Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be appointed as the directors and officers of the Interim Surviving Corporation immediately after the Effective Time, each to hold the office of a director or officer of the Interim Surviving Corporation in accordance with the provisions of the FBCA, the articles of incorporation and bylaws of the Interim Surviving Corporation until, in the case of directors, their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Directors and Officers of Parent. Unless otherwise determined by Parent prior to the effective time of the Second Merger, the directors and officers of Parent immediately prior to the effective time of the Second Merger shall remain as the directors and officers of Parent immediately after the effective time of the Second Merger, each to hold the office of a director or officer of Parent in accordance with the provisions of Delaware Law and the Parent Charter Documents until, in the case of directors, their successors are duly elected and qualified, or until their earlier resignation or removal.

2.6 Effect of First Merger on Capital Stock.

(a) Merger Sub Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Interim Surviving Corporation. From and after the Effective Time, each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall evidence ownership of shares of capital stock of the Interim Surviving Corporation.

(b) Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the First Merger and without any action on the part of Merger Sub, the Company or any Company Stockholder each share of Company Capital Stock (other than any Dissenting Shares) shall be canceled and extinguished and converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock in the manner set forth in this Agreement, the Merger Consideration in the following manner:

(i) at the Effective Time of the First Merger: (X) an amount of cash (without interest) equal to the Closing Cash Exchange Ratio and (ii) a number of shares of Parent Common Stock equal to the Stock Exchange Ratio; and

(ii) subject to Section 2.6(e) of this Agreement, at the one-year anniversary of the Effective Time of the First Merger or such earlier time as specified in Section 2.6(e) of this Agreement: an amount of cash (without interest) equal to the One-Year Cash Exchange Ratio; and

(iii) subject to Section 2.6(e) of this Agreement, at the two-year anniversary of the Effective Time of the First Merger or such earlier time as specified in Section 2.6(e) of this Agreement: an amount of cash (without interest) equal to the Two-Year Cash Exchange Ratio; and

(iv) the Escrowed Cash and the Escrowed Stock to be treated in accordance with Section 2.6(d) and Article VIII of this Agreement.

(c) Company-Owned Company Capital Stock. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, by virtue of the First Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(d) Escrowed Cash and Stock. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, Parent shall withhold the Escrowed Cash and the Escrowed Stock from the Merger Consideration otherwise payable or issuable pursuant to this Agreement to the holders of Company Capital Stock. On or as soon as practicable following the Closing Date, Parent shall cause the Escrowed Cash and the Escrowed Stock to be deposited with the Escrow Agent. The Escrow Agent shall hold the Escrowed Cash and the Escrowed Stock as a source of security for the indemnification obligations of the Company Stockholders hereunder in accordance with the terms and conditions set forth herein.

(e) Conditions to Certain Distributions.

(i) At the one-year anniversary of the Closing Date, Parent shall not distribute or otherwise make available to Boccabella or Lyons, respectively, that portion of the One-Year Cash Consideration otherwise to be received by Boccabella or Lyons pursuant to Section 2.6(b) (the “One-Year Individual Holdback Amount”), unless:

(A) in the case of Boccabella , Boccabella remains continuously employed by Parent or the Surviving Entity (or one of their affiliates) at the one-year anniversary of the Closing Date, in which case Boccabella shall receive his respective portion of the One-Year Individual Holdback Amount; and

(B) in the case of Lyons, Lyons remains continuously employed by Parent or the Surviving Entity (or one of their affiliates) at the one-year anniversary of the Closing Date, in which case Lyons shall receive his respective portion of the One-Year Individual Holdback Amount.

(ii) At the two-year anniversary of the Closing Date, Parent shall not distribute or otherwise make available to Boccabella or Lyons, respectively, that portion of the Two-Year Cash Consideration otherwise to be received by Boccabella or

Lyons pursuant to Section 2.6(b) (the “Two-Year Individual Holdback Amount” and, together with the One-Year Individual Holdback Amount and including the amounts payable pursuant to Sections 2.6(b)(ii) and 2.6(b)(iii) to Steadham, the “Individual Holdback Amounts”), unless:

(A) in the case of Boccabella , Boccabella remains continuously employed by Parent or the Surviving Entity (or one of their affiliates) at the two-year anniversary of the Closing Date, in which case Boccabella shall receive his respective portion of the Two-Year Individual Holdback Amount; and

(B) in the case of Lyons, Lyons remains continuously employed by Parent or the Surviving Entity (or one of their affiliates) at the two-year anniversary of the Closing Date, in which case Lyons shall receive his respective portion of the Two-Year Individual Holdback Amount.

Notwithstanding the foregoing, each of Boccabella or Lyons (or their designees) shall be entitled to receive his portion of the One-Year Individual Holdback Amount and Two-Year Individual Holdback Amount, as the case may be and to the extent unpaid at such time, at the time of termination of employment, if such individual (A) (i) has been terminated other than for Cause or (ii) resigns for Good Reason (as such terms are defined in each such individual’s Employment Agreement) or (iii) has been terminated due to a permanent disability as determined under Parent’s long-term disability plan, and (B) has otherwise complied with the terms and conditions of his respective Employment Agreement, including all non-competition provisions, and (C) has executed and not revoked Parent’s then current from of release of claims. Additionally, such amounts shall be paid in the event of such individual’s death to his heirs.

(f) Withholding Taxes. Parent, the Company, the Interim Surviving Corporation, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise issuable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under any applicable provision of federal, local or foreign tax law or under any applicable legal requirement. Any such deduction shall be withheld first from the cash portion of the Merger Consideration payable pursuant to this Agreement and, to the extent that such cash amounts are insufficient, from the stock portion of the Merger Consideration issuable pursuant to this Agreement, it being understood and hereby agreed that the number of shares of Parent Common Stock to be so deducted from the stock portion of the Merger Consideration shall be determined by dividing the amount required to be so deducted or withheld by the Parent Trading Price. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued by virtue of the First Merger or the Integrated Merger, if applicable,

but in lieu thereof each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be receivable by such Company Stockholder pursuant to the First Merger in respect of all shares of Company Capital Stock held by such Company Stockholder) shall, upon surrender of such holder’s Company Stock Certificates, be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (x) such fraction by (y) the Parent Trading Price.

2.7 Effect of Second Merger on Capital Stock. At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of any of the parties hereto, each share of capital stock of the Interim Surviving Corporation issued and outstanding immediately prior to the effective time of the Second Merger shall be cancelled without any consideration or other payment therefor.

2.8 Dissenting Shares for Holders of Company Capital Stock.

(a) Notwithstanding anything to contrary set forth in this Agreement, any shares of Company Capital Stock that are held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under Delaware Law or the FBCA, as applicable (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration payable and issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law or the FBCA, as applicable.

(b) Notwithstanding the provisions of Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall then cease to be “Dissenting Shares” and shall automatically be converted into and represent only the right to receive the Merger Consideration payable or issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for dissenters’ rights received by the Company pursuant to the applicable provisions of Delaware Law or the FBCA, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) shall make any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable or issuable in respect of such shares under this

Agreement, or (ii) incurs any other costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to indemnification in respect of such Dissenting Share Payments pursuant to Article VIII.

2.9 Surrender of Certificates.

(a) Exchange Agent. Parent or, at Parent’s sole election, Parent’s transfer agent, or another bank or trust company selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Integrated Merger.

(b) Parent to Provide Cash and Parent Common Stock. Concurrently with, or as soon as practicable following the Effective Time, (i) Parent shall make available to the Exchange Agent for exchange in accordance with this Agreement: (A) an amount of cash equal to the Closing Cash Consideration and (B) a number of shares of Parent Common Stock equal to the Stock Consideration (less the Escrowed Stock) (the “Exchange Fund”), and (ii) Parent shall deposit with the Escrow Agent the Escrowed Cash and Escrowed Stock.

(c) Exchange Procedures. Prior to the Closing Date if feasible but in any event as soon as commercially practicable after the Closing Date, Parent shall mail a letter of transmittal (the “Letter of Transmittal”), in such form and having such provisions as Parent may reasonably determine (including (i) that the delivery shall be effected, and risk of loss and title to the shares of Company Capital Stock shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange Agent, and (ii) that each Company Stockholder shall acknowledge (A) such stockholder’s indemnification obligations under this Agreement, (B) the deposit of such stockholder’s Pro Rata Portion of the Escrow Amount into the Escrow Fund as partial security for such indemnification obligations, and (C) the appointment of the Stockholder Representative under this Agreement, to act for and on behalf of such Company Stockholder as set forth herein, and instructions for use in effecting the surrender of the Company Stock Certificates in exchange for cash payable and certificates representing shares of Parent Common Stock issuable pursuant to this Agreement to each Company Stockholder at the address set forth opposite each such Company Stockholder’s name on the Spreadsheet. Subject to the terms of this Agreement, upon the surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, (i) cash in an amount equal to that portion of the Closing Cash Consideration to which such holder is entitled pursuant to this Agreement (without interest) and (ii) a certificate representing that portion of the Stock Consideration to which such holder is entitled pursuant to this Agreement, less such holder’s Pro Rata Portion of Escrowed Stock, (iii) cash in lieu of any fractional shares to which such holder is entitled pursuant to this Agreement, and (iv) any dividends or other distributions to which such holder is entitled pursuant to this Agreement, and the

Company Stock Certificate so surrendered shall be canceled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, from and after the Effective Time, and for all corporate purposes, to evidence only the right to receive the foregoing Merger Consideration, fractional shares and dividends and other distributions.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate as provided above. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor along with cash and payment in lieu of fractional shares payable pursuant to this Agreement at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock are to be issued pursuant to this Agreement to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required under applicable law by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, the Interim Surviving Corporation, the Surviving Entity, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Adjustments to Stock Exchange Ratio. The Stock Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to the Company Stockholders pursuant to this Agreement. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Company Stockholders pursuant to this Agreement shall promptly be paid to Parent. Any loss or other reduction resulting from such investment shall be reimbursed by Parent such that the total cash in the Exchange Fund shall at all times be an amount equal to or greater than the Cash Consideration less amounts previously paid to holders of Company Stock Certificates pursuant to this Agreement.

(i) Exchange Agent to Return Unclaimed Merger Consideration. At any time following the six (6) month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts and shares of Parent Common Stock that have been deposited with the Exchange Agent pursuant to this Agreement, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to this Agreement, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent only as general creditors thereof with respect to any and all cash amounts and shares of Parent Common Stock that may be payable or issuable to such holders of Company Stock Certificates pursuant to this Agreement upon the due surrender of such Company Stock Certificates and duly executed letters of transmittal and related documents (if any) in the manner set forth in this Agreement. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.9(i) and that are subsequently delivered to the holders of Company Stock Certificates.

2.10 No Further Ownership Rights in Company Capital Stock. The cash and shares of Parent Common Stock issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Corporation or the Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Capital Stock are presented to the Interim Surviving Corporation or the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Agreement.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the amount of cash and certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to this Agreement, cash for fractional shares, if any, as may be required pursuant to this

Agreement and any dividends or distributions payable pursuant to this Agreement; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance reasonably acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.12 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Interim Surviving Corporation and/or the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers, directors and managers, as applicable, of the Company, Parent, the Interim Surviving Corporation and the Surviving Entity are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action.

2.13 Tax Consequences. (i) The Integrated Merger is intended to qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Code, (ii) the parties hereto shall treat the First Merger and the Second Merger as integrated steps in a single transaction as contemplated by this Agreement, (iii) the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, and (iv) each of the Company, the Interim Surviving Corporation, the Surviving Entity and Parent shall report the Integrated Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code. Parent and the Company will not take any action, or fail to take any action, either prior to or following the Closing, unless otherwise required by applicable law and except for any actions contemplated by or provided in this Agreement, that could reasonably be expected to cause the Integrated Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent makes no representations or warranties to the Company, the Company Stockholders or to any other securityholder of the Company regarding the tax treatment of the First Merger or the Integrated Merger, or any of the tax consequences to the Company, the Company Stockholders or any other securityholder of the Company relating to the First Merger or the Integrated Merger, this Agreement, or any of the other transactions or agreements contemplated hereby. The Company and the Company Stockholders acknowledge that they and the other securityholders are relying solely on their own tax advisors in connection with the First Merger and the Integrated Merger, this Agreement and the other transactions and agreements contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY AND THE COMPANY STOCKHOLDERS

Each of the Company and the Company Stockholders hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule (each of which disclosures, in order to be effective, shall either clearly reference the appropriate section and, if applicable, subsection of this Article III to which it relates or such disclosure under one section shall be reasonably apparent from the text of such disclosure to be applicable to another section) delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), dated as of the date hereof, as follows:

3.1 Incorporation, Standing and Power. The Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation and bylaws and equivalent organizational documents of each of its Subsidiaries, each as amended to date and in full force and effect on the date hereof, to Parent. Section 3.1 of the Company Disclosure Schedule contains a complete and accurate list of the directors and officers of the Company and each of its Subsidiaries. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Since its inception and through the Closing Date, the Company has (i) qualified at all times as, and (ii) timely and validly elected to be taxed as a “small business corporation” or a qualified Subchapter S corporation under Subchapter S of the Code. The Company has not, in the ten (10) years prior to the Closing Date, acquired assets from another corporation in a transaction in which its tax basis for such assets was determined, in whole or in part, by reference to the tax basis of such assets (or any other property) in the hands of the transferor. The Company will not be liable for any Tax under Section 1374 of the Code. The Company has never owned an equity interest in any corporation that would cause it not to qualify at any time as a “qualified” Subchapter S corporation within the meaning of Section 1361 of the Code.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 3,000 shares of Company Common Stock, of which 1,000 shares are issued and outstanding as of the date hereof, and no shares of Company Preferred Stock. As of the date hereof, the capitalization of the Company is as follows:

Stockholder Name:	Address:	Shares of Common Stock Held:	Percentage of Common Stock Held:
Steadham	204 S.W. 4th Avenue, Gainesville, FL 32601	550	55%

Boccabella	120 NE 4th Street, Gainesville, FL 32601	280	28%

Lyons	705 Turkey Creek, Alachua, FL 32615	170	17%

The Company shall notify Parent in writing promptly upon becoming aware of any changes arising after the date hereof in the holders of Company Capital Stock, the number and class or series of shares of Company Capital Stock held by any such holder, and any change in the domicile addresses of any such holder. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal, state and foreign securities laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or Loss relating to or arising out of the issuance or repurchase of any Company Capital Stock or Company Options, or out of any agreements or arrangements relating thereto. No shares of Company Common Stock are unvested restricted stock or otherwise subject to a repurchase or redemption right or right of first refusal. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding other than as set forth in this Section 3.2.

(b) No Company Warrants or Company Options are issued or outstanding. The Company has never adopted or maintained any stock Company Option Plan or other plan providing for equity compensation of any Person. The Company has not granted any options or other compensation rights to purchase or acquire Company Capital Stock. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except as contemplated by the Stockholder Support Agreements, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest on all loans outstanding on the date hereof from any Company Stockholder to the Company.

3.3 Subsidiaries. The Company does not have, and has never had, any Subsidiaries or affiliated companies and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares of capital stock or other ownership interests with respect thereto.

3.4 Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the affirmative approval of holders of all of the outstanding shares of Company Capital Stock, voting together as a single class (the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only approval of the Company Stockholders that is necessary to approve and adopt this Agreement and the transactions contemplated hereby under applicable law, the Company’s articles of incorporation and bylaws and any contract or other agreement to which the Company is a party. The board of directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) declared advisable this Agreement and approved this Agreement and the transactions contemplated hereby, and (iii) recommended that the Company Stockholders approve and adopt this Agreement and the transactions contemplated hereby. This Agreement and the agreements contemplated hereby to which the Company is or will be a party have been or will be, as applicable, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3.5 No Conflict. The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not conflict with or result in any material violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the certificate of incorporation or bylaws of the Company, (ii) any Contract to which the Company is a party or by which the Company or any of its properties or assets (whether tangible or intangible) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets. Section 3.5 of the Company Disclosure Schedule contains a complete list of all notices, consents, waivers and approvals as are required under any Contract in connection with the First Merger or the Integrated Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time and after the effective time of the First Merger and the Integrated Merger, if applicable. Following the Effective Time, the Interim Surviving Corporation, and following the effective time of the Second Merger, the Surviving Entity will be permitted to exercise all of the Company’s rights under the Contracts without the payment of any additional amounts or consideration.

3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the applicable requirements, if any, of the Securities Act, the Exchange Act and state securities laws (“Blue Sky Laws”), (ii) if applicable, the rules and regulations of The Nasdaq Global Stock Market, Inc., (iii) the filing of the First Articles of Merger with the Secretary of State of the State of Florida and (v) in the event the Second Merger is to occur, the filing of a Second Articles of Merger with respect to the Second Merger with the Secretary of State of the State of Florida.

3.7 Company Current Balance Sheet.

(a) Section 3.7 of the Company Disclosure Schedule sets forth the Company’s unaudited balance sheet as of September 30, 2006 (collectively, the “Current Balance Sheet”). The Current Balance Sheet is true and correct in all material respects and has been prepared in accordance with GAAP (except that the Current Balance Sheet does not contain footnotes and other presentation items that may be required by GAAP). The Current Balance Sheet presents fairly in all material respects the Company’s financial condition, subject to normal year-end adjustments, which would not be material in amount or significance in any individual case or in the aggregate.

(b) The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company (including any current or former employee, consultant or director of the Company) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

3.8 No Undisclosed Liabilities. The Company does not have any liability, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether fixed or accrued, absolute or contingent, matured or unmatured, determined or undeterminable, known or unknown, or otherwise (and whether or not required to be reflected on or reserved against in financial statements that are prepared in accordance with GAAP), except for (i) liabilities that are reflected on or reserved against the Current Balance Sheet, (ii) liabilities that have arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet and prior to the date hereof, and (iii) performance obligations under executory Contracts to which the Company is a party.

3.9 No Changes. Except as contemplated by this Agreement, since the date of the Current Balance Sheet, there has not been, occurred or arisen any:

(a) material transaction by the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendments or changes to the articles of incorporation or bylaws of the Company or any of its Subsidiaries, except as expressly contemplated by this Agreement;

(c) capital expenditure or commitment by the Company exceeding $10,000 individually or $25,000 in the aggregate, excluding up to $85,000 for the build-out of that certain building identified as 204 S.W. 4th Avenue, Gainesville, FL, 32601;

(d) payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or $25,000 in the aggregate, of any claim, liability or obligation

(whether fixed or accrued, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on or reserved against in the Current Balance Sheet;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

(f) change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, or depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(g) change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(h) revaluation by the Company of any of its assets (whether tangible or intangible);

(i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(j) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

(k) any termination or extension, or any material amendment, waiver or modification of the terms, of any Contract, other than in the ordinary course of business consistent with past practice, except where such termination, extension, material amendment, waiver or modification would cause or is reasonably likely to cause the Company to incur additional liability or obligations under the applicable Contract;

(l) sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company,

including the sale of any accounts receivable of the Company, or any creation of any Lien (other than a Permitted Lien) in such material assets or material properties;

(m) loan by the Company to any Person, incurring by the Company of any indebtedness for borrowed money, guaranteeing by the Company of any indebtedness for borrowed money, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(n) waiver or release of any material right or claim, including any material write-off, discount or other compromise of any account receivable;

(o) the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs;

(p) notice of any claim or potential claim of ownership by any Person other than the Company of the Company Intellectual Property owned by or developed or created by the Company or of infringement by the Company of any other Person’s Intellectual Property Rights;

(q) issuance or sale, or Contract to issue or sell, by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

(r) (i) sale or license of any Company Intellectual Property or execution of any agreement with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person (other than the sale or license of the Company’s products in the ordinary course of business consistent with past practices pursuant to the Company’s standard form agreements, which have been provided to Parent), or (ii) purchase or license of any Intellectual Property Rights or execution of any agreement with respect to the Intellectual Property Rights of any Person, (iii) agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company;

(s) circumstance, change, event or effect of any character that has had or is reasonably likely to have a Company Material Adverse Effect; or

(t) written or oral agreement by the Company, or any officer or employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (s), inclusive, of this Section 3.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.10 Tax Matters.

(a) The Company has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

(b) The Company has paid all Taxes required to be paid and has withheld and paid with respect to its Employees (and timely paid over to the appropriate Taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid other than any such Taxes that are adequately reflected as accruals or reserves on the Current Balance Sheet.

(c) The Company has not been delinquent in the payment of any Tax, other than any such Taxes that are adequately reflected as accruals or reserves on the Current Balance Sheet and contested in good faith, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(e) No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

(f) As of the date of the Current Balance Sheet, the Company does not have any liabilities for unpaid Taxes that have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(g) The Company has delivered to Parent copies of all Tax Returns for the Company filed for all Tax periods since its inception.

(h) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the

Company relating to or attributable to Taxes other than Permitted Liens. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes that are more likely than not to be upheld and that, if adversely determined, would result in any Lien on the assets of the Company.

(i) None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(j) The Company (a) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) has never been a party to any tax sharing, indemnification or allocation agreement, (c) has no liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group Tax relief within a jurisdiction or similar arrangement), as a transferee or successor, by Contract, or otherwise, and (d) has never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(k) The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(l) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

(m) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(n) The Company does not, and has never had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(o) The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(p) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income that would give rise to any Tax liability to the Company as a result of (i) any change in method of accounting under Section 481(c) of the Code, (ii) closing agreement under Section 7121 of the Code, (iv) deferred intercompany gain or excess loss account under Treasury Regulations under

Section 1502 of the Code (or in the case of each of (i), (ii), and (iii), under any similar provision of applicable law), (iv) installment sale or open transaction disposition, or (v) prepaid amount.

(q) No Company Stockholder holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(r) There is no Contract to which the Company is a party, including the provisions of this Agreement, covering any employee or former employee of the Company that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

(s) For federal and applicable state and local income Tax purposes, the Company has properly qualified as, and has made valid and timely elections to be treated as, an “S corporation,” within the meaning of Section 1361(a) of the Code and within the meaning of analogous state or local laws in all jurisdictions in which it is subject to Tax, since its incorporation and through the date of this Agreement, and will properly qualify as an S corporation through and until the Closing Date in all jurisdictions in which it is subject to Tax. Since its incorporation, the Company has never been subject to income Tax as a “C corporation” within the meaning of Section 1361(a) of the Code or within the meaning of analogous state or local laws.

(t) The Company will not be obligated to pay Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement.

(u) The Company has not, in the past ten years, acquired assets from another corporation in a transaction in which its Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis for the acquired assets (or any other property) in the hands of the transferor.

3.11 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has, or may reasonably be expected to have, the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with or hire any Person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of any market.

3.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of its businesses (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the square footage of the premises leased thereunder and the aggregate rental payable under any such lease through the end of such lease.

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements for real property, affecting any Leased Real Property or to which Company is bound. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent. The Company has not transferred or assigned any interest in any such Lease Agreement, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. All Lease Agreements are valid and enforceable and not in default, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default under any Lease Agreement. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. The consummation of the transactions contemplated hereby will not affect the enforceability against any Person of any Lease Agreement or the rights of the Company, the Interim Surviving Corporation or the Surviving Entity to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. All base rent has been paid in advance under all Lease Agreements.

(c) Each Leased Real Property and all of its operating systems is in good operating condition and repair, and is suitable in all material respects for the conduct of the business as presently conducted. No law, ordinance, regulation or restriction is, or as of the Closing Date will be, violated in any material respects by the continued occupancy, maintenance, operation or use of any Leased Real Property in its present manner. There are no laws, statutes, rules, regulations or orders now in existence or, to the Knowledge of the Company, under active consideration by any Governmental Authority which would be reasonably likely to require the tenant of any Leased Real Property to make any expenditure in excess of $5,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and the Company is not required to expend more than $30,000 in the aggregate under all Lease Agreements to restore the Leased Premises at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets, real, personal and mixed, and all Company Intellectual Property, in each case as used, held for use in and/or necessary for the conduct of the business of the Company as currently conducted by the Company, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) such imperfections of title and encumbrances, if any, that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby and (iv) Permitted Liens. Section 3.12(d)(i) of the Company Disclosure Schedule sets forth each item tangible property and asset, real, personal and mixed, used in, held for use in and/or necessary for the conduct of the business of the Company as currently conducted by the Company, that is owned or licensed by the Company or to which the Company has any right or license to use, other than by virtue of its ownership of Company Capital Stock, including, without limitation, all improvements, alterations and fixtures owned by the Company at the Leased Real Property. Section 3.12(d)(ii) of the Company Disclosure Schedule sets forth each item tangible property and asset, real, personal and mixed, used in, held for use in and/or otherwise necessary for the conduct of the business of the Company as currently conducted, and as is currently planned or contemplated to be conducted by the Company, that is not owned or licensed by the Company, including, without limitation, all improvements, alterations and fixtures not owned or licensed by the Company at the Leased Real Property.

(e) Section 3.12(e)(i) of the Company Disclosure Schedule contains a complete and accurate list of all material items of equipment (collectively, the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear. Section 3.12(e)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all servers and computer equipment having an initial purchase price or leasehold value in excess of $10,000 per item owned or leased by the Company, along with the make, model and serial number of such piece of equipment.

(f) The Company has sole and exclusive ownership, free and clear of any Liens (other than Permitted Liens), of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No Person other than the Company possesses any claims or rights with respect to use of the Customer Information.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings that have been sold, distributed, made commercially available, provided or otherwise disposed of by or for the Company in the five (5) year period preceding the date hereof or which the Company intends to sell, distribute, make commercially available, provide or otherwise dispose of in the future, including any products or service offerings under development (collectively, “Company Products”).

(b) Section 3.13(b) of the Company Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the “Company Registered Intellectual Property Rights”) and (i) identifies the country from which such Company Registered Intellectual Property has been issued or applied for (as applicable), and (ii) lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Intellectual Property, including Company Registered Intellectual Property Rights.

(c) Each item of Company Registered Intellectual Property Rights is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and each item of Company Registered Intellectual Property Rights that is not an application is valid and enforceable. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company within one hundred eighty (180) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. The Company has not claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that would not be applicable to the Interim Surviving Corporation, the Surviving Entity or Parent.

(d) In each case in which the Company has acquired or purported to acquire any Technology or Intellectual Property Right from any Person, including without limitation, the Drag and Drop Patent, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant Governmental Authority.

(e) The Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property Rights invalid or unenforceable.

(f) All Company Intellectual Property, as of the date hereof, is and, as of the date immediately following the Effective Time, will be fully transferable, alienable or licensable by the Interim Surviving Corporation, the Surviving Entity and/or Parent without restriction and without payment of any kind to any third party.

(g) The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other Person. The Company has not allowed the Company’s rights in Technology or Intellectual Property Right that is or was Company Intellectual Property to lapse or enter the public domain. No Person who has licensed any Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or modifications made by the Company in or to such Technology or Intellectual Property Rights.

(h) All Technology and Intellectual Property Rights used in, necessary to, or which would be infringed by the conduct of business by the Company as presently conducted or currently contemplated to be conducted was written, invented, developed and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties, including without limitation, contractors, interns and consultants who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights in any Technology, to the Company, and no third party owns or has any rights to any such Technology or Intellectual Property Rights. All employees, contractors, interns and consultants of the Company have signed one of the Company’s standard forms of Employee Agreement and Consulting Agreement, the forms of which are attached hereto as Section 3.13(h) of the Company Disclosure Schedule, pursuant to which all Technology and Intellectual Property Rights developed by such persons within the scope of their employment or engagement are assigned to Company. Section 3.13(h) of the Company Disclosure Schedule sets forth all third party Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company.

(i) The operation of the business of the Company as it is currently conducted, or is contemplated to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, distribution and provision of Company Products has not, does not and will not when conducted by Parent and/or the Interim Surviving Corporation or Surviving Entity in

substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any Person, violates any right of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(j) Section 3.13(j)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company is a party with respect to any Intellectual Property Rights, (including Contracts that grant the Company a license or other rights in or to any Intellectual Property Rights owned by a third party (collectively, “Inbound Agreements”)). Section 3.13(j)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company is a party in which the Company has granted any ownership, rights or access to Company Intellectual Property Rights to a third party (collectively, “Outbound Agreements”)).

(k) Section 3.13(k)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts between the Company and any other Person other than Contracts on the form agreements attached hereto as Section 3.13(k)(ii) of the Company Disclosure Schedule wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property Rights of any Person other than the Company.

(l) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property Rights.

(m) The Company has taken all steps that are reasonably required to protect the confidential information and trade secrets of the Company and Company’s rights therein and to protect the confidential information and trade secrets provided by any other Person to the Company.

(n) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, the Interim Surviving Corporation or Surviving Entity, by operation of law or otherwise, of any Contracts to which the Company is a party, will result in (i) Parent’s, the Interim Surviving Corporation’s or the Surviving Entity’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) the Parent’s, the Interim Surviving Corporation’s or the Surviving Entity’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, (iii) the Parent’s, the Interim Surviving Corporation’s or the Surviving Entity’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent, the Interim Surviving Corporation or the Surviving Entity, respectively, prior to the Closing, or (iv) the Parent’s, the Interim Surviving Corporation’s or the Surviving Entity’s being obligated to grant any rights or ownership to any third party in excess of those granted by Company prior to the Closing.

(o) Section 3.13(o) of the Company Disclosure Schedule contains a complete and accurate list of all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (collectively, “Open Source Materials”) used by the Company in any way, and describes the manner in which such Open Source Materials were used, modified and/or distributed by the Company or any Subsidiary. The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Product or Company Intellectual Property or used Open Source Materials to provide any Company Product; (ii) distributed Open Source Materials in conjunction with or for use with any Company Product or Company Intellectual Property; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials or that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge or with any restriction on the consideration charged therefor).

(p) All products sold, licensed, leased or delivered by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing conform in all material respects to applicable contractual commitments, express and implied warranties, service level commitments, product specifications and product documentation and to any representations made to customers. The Company has no liability (and, to the Knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material liability relating to the foregoing contracts) for replacement, repair or redelivery thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Current Balance Sheet. True and correct copies of all current and prior standard agreements for the sale of Company Products, including any terms of use for Company Products offered through the Company’s Internet website, are attached to Section 3.13(p) of the Company Disclosure Schedule.

(q) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person was used in the development of the Technology and Intellectual Property Rights owned by the

Company. No current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Technology or Intellectual Property Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(r) The Company has not collected any personally identifiable information from any third parties. The Company has complied with all applicable laws and its internal privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company, including the privacy policies included in the Company’s Internet website, are attached to Section 3.13(r) of the Company Disclosure Schedule. Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable laws, and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws.

(s) Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on their behalf to any Person of any Company Source Code. Section 3.13(s) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow-holder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the First Merger, the Second Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13(s), “Company Source Code” means, collectively, any Software source code, any material portion or aspect of Software source code, or any material proprietary information or algorithm contained in or relating to any Software source code, owned by Company or embodied or incorporated in, or used to provide, any Company Product.

3.14 Agreements, Contracts and Commitments.

(a) The Company is not a party to, nor is it bound by:

(i) any Employment Agreement or any other employment, consulting or severance Contract material to the Company and its continuing business and operations;

(ii) any Contract or plan, including, without limitation, any stock Company Option Plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement except as required by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) other than the Lease Agreements, any lease of personal property having a value in excess of $10,000 individually or $25,000 in the aggregate;

(iv) any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(v) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s businesses;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money, extension of credit or security interest;

(vii) any pending purchase order or Contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;

(viii) any powers of attorney;

(ix) any agreement containing any price protection, “most favored nation” or similar provisions;

(x) any partnership, joint venture, strategic alliance or similar agreement;

(xi) any Contract to which an Interested Party is a party;

(xii) any dealer, distribution, joint marketing, development agreement, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for marketing, sales, provision or distribution of the Company’s Products; or

(xiii) any other Contract, including any service, operating or management agreement or arrangement with respect to any of their properties (whether leased or owned), that involves $10,000 individually or $25,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

(b) Following the Effective Time, and, if applicable, the effective time of the Second Merger, none of Parent, the Interim Surviving Corporation or the Surviving Entity shall have any additional liability, expense or future payment obligations related to the Contracts listed on Section 3.14(a) of the Company Disclosure Schedule or the Inbound Agreements and Outbound Agreements other than the obligations expressly stated in such Contracts.

(c) The Company is in compliance in all material respects with and has not breached, violated or defaulted under in any material respect, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, nor has there occurred any event or condition that could constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company, is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any default thereunder.

(d) The Company has delivered to Parent true, correct and complete copies of all Contracts listed in Section 3.14 of the Company Disclosure Schedule and the Inbound Agreements and Outbound Agreements, including all amendments, supplements, exhibits and ancillary agreements.

3.15 Interested Party Transactions.

(a) No officer or director of the Company or Company Stockholder holding more than five percent (5%) of the Company Capital Stock (nor any parent, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (an “Interested Party”), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.15.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company, that were either entered into after January 1, 2004 or pursuant to which there are continuing obligations to be performed or benefits to be received by the Company, have been on an arms’-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

3.16 Company Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted (or as proposed to be conducted) or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

3.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its directors or officers (in their capacities as such) or any Company Product or Company Intellectual Property. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its directors or officers (in their capacities as such) by or before any Governmental Authority, nor to the Knowledge of the Company is there any reasonable basis therefor. No outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer, provision, sale or licensing of Company Intellectual Property or Company Products by the Company or may affect the validity, use or enforceability of such Company Intellectual Property or Company Products.

3.18 Accounts Receivable. The Company has delivered to Parent a true and correct list of all accounts receivable of the Company as of September 30, 2006, together with a range of days elapsed since invoice. All of the Company’s accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are reasonably believed by the Company to be collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to September 30, 2006, as reflected on the books and records of the Company (which are prepared in accordance with GAAP and the reserve practices and methodology used in preparation of the Current Balance Sheet). No Person has any Lien on any of the Company’s accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

3.19 Minute Books. The minutes of the Company, each of its Subsidiaries, Blade Software, Inc., Blade Productions, Inc., Blade Agency, Vic-Ray Publishing, Steady Arm Music and Gamble Rogers Memorial Foundation Inc. provided to Parent are the only minutes of such entities, and contain accurate summaries of all meetings and actions by written consent of the board of directors (or committees thereof) of such entities, where applicable, and contain accurate summaries of all Company Stockholder meetings and all Company Stockholder actions by written consent, and those of the

Company’s Subsidiaries and the aforementioned entities, since the time of incorporation of each such entity.

3.20 Environmental Matters.

(a) The Company has not (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) except in a manner that would not result in liability to the Company, released any amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b) The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, distributed, recycled or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority to prohibit, regulate or control Hazardous Materials, products containing Hazardous Materials or any Hazardous Material Activity.

(c) The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no Knowledge of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(e) The Company has delivered to Parent all records in the Company’s possession concerning the Hazardous Materials Activities (if any) of the Company relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.21 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 3.21 of the Company Disclosure Schedule sets forth the principal terms and conditions of all agreements, written or oral, with respect to such fees, if any, and true and complete copies of each such agreement have been delivered to Parent.

3.22 Employee Benefit Plans and Compensation.

(a) Section 3.22(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

(b) The Company has delivered or made available to Parent true, correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan (other than routine correspondence that is not expected to result in liability to the Company); (ix) all standard COBRA forms and related notices (or such forms and notices as required under comparable law); and (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan.

(c) The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has, since January 1, 2000, obtained a favorable determination, notification, and advisory and/or opinion letter, as applicable, as to its qualified status from the IRS. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company or any ERISA Affiliates, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan or (iii) “multiple employer plan” as defined in ERISA or the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract and neither the Company nor any ERISA Affiliate maintains a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(f) Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(g) Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which has been, will be or may be made by the Company or its ERISA Affiliates with respect to any Employee will be, or could reasonably be expected to be, characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”). There is no Contract or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(i) Section 3.22(i) of the Company Disclosure Schedule lists each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). Each such Company Plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(j) Neither the Company nor any ERISA Affiliate currently have a Company Stock Plan where there was an obligation to, establish, sponsor, participate in,

grant, or issue any Company Options under any Company Option Plan or any other right to acquire Company Common Stock or other equity of the Company.

(k) With respect to the Company Plans, there are no benefit or funding obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Plan which is fully funded are reported at their fair market value on the books and records of such Company Plan and/or the Company and its Subsidiaries.

(l) The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to the Company.

(m) No work stoppage or labor strike against the Company or any ERISA Affiliate is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. The Company has not incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(n) Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(o) Section 3.22(o) of the Company Disclosure Schedule sets forth a list of all of the consultants employed by the Company since its inception who have participated in any way in the development of Company Intellectual Property.

3.23 Insurance. Section 3.23 of the Company Disclosure Schedule contains a complete and accurate list of all insurance policies and fidelity bonds currently in force covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

3.24 Compliance with Laws. The Company and all assets and properties of the Company have complied in all material respects with, are not in material violation of, and have not received any notices of pending violation with respect to, any foreign, federal, state or local statute, law or regulation.

3.25 Warranties; Indemnities. The Company has three standard form contracts as set forth on Section 3.25(i) of the Company Disclosure Schedule. Section 3.25(ii) of the Company Disclosure Schedule sets forth a list of Contracts that contain warranties, indemnities and service level commitments that differ from those set forth on Section 3.25(i) of the Company Disclosure Schedule.

3.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that either is referenced in the Company Disclosure Schedule or that has been requested by Parent or its counsel.

The following additional representations and warranties are made severally and not jointly by each of the Company Stockholders to Parent and Merger Sub:

3.27 Experience; Accredited Investor. Such Company Stockholder is experienced in evaluating companies such as Parent, and has either individually or through its current officers such knowledge and experience in financial and business matters that such Company Stockholder is capable of evaluating the merits and risks of such Company Stockholder’s prospective investment in Parent, and has the ability to bear the economic risks of the investment. Such Company Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

3.28 Purchase Entirely for Own Account. Such Company Stockholder is acquiring the Parent Common Stock for investment for such Company Stockholder’s own account and not with the view to, or for resale in connection with, any distribution thereof, except for transfers to affiliated fund partnerships. Such Company Stockholder understands that the Parent Common Stock have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Such Company Stockholder further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third Person with respect to any of the Parent Common Stock. Such Company Stockholder understands and acknowledges that the offering of the Parent Common Stock pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

3.29 Rule 144. Such Company Stockholder acknowledges that the Parent Common Stock must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Company Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Such Company Stockholder understands and acknowledges that the certificate evidencing its Parent Common Stock will be imprinted with certain legends, including but not limited to, the form of legends set forth in Section 6.8 of this Agreement.

3.30 Access to Data. Such Company Stockholder has received and reviewed information about Parent, has had an opportunity to discuss Parent’s business, management and financial affairs with its management and Parent has otherwise provided such Company Stockholder with access to any materials and information reasonably requested by such Company Stockholder. Nothing contained in this Section 3.30 shall limit in any respect Parent’s representations and warranties contained in this Agreement.

3.31 Authorization. This Agreement has been duly authorized, executed and delivered by such Company Stockholder and constitutes a valid and legally binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) limitations on the enforceability of any indemnification provisions.

The following additional representations and warranties are made solely by Steadham to Parent and Merger Sub:

3.32 Blade Agency. Blade Agency is a sole proprietorship located in the State of Florida. Steadham is and has always been the owner of all equity interests in Blade Agency. No Blade Agency assets are now, or ever have been, leased, licensed or otherwise used in any manner by the Company. There is no indebtedness between and among Blade Agency and the Company.

3.33 Blade Productions, Inc.. Blade Productions, Inc. (“BPI”) is a Subchapter S corporation incorporated in the State of Florida. Steadham is and has always been the owner of all equity interests in BPI. No BPI assets are now, or ever have been, leased, licensed or otherwise used in any manner by the Company. There is no indebtedness between and among BPI and the Company.

3.34 Blade Software, Inc.. Blade Software, Inc. (“BSI”) is a Subchapter S corporation incorporated in the State of Delaware. Steadham is and has always been the owner of all equity interests in BSI. Prior to the execution of this Agreement, BSI transferred all of its rights, title and interest in the Drag and Drop Patent and all related Intellectual Property to the Company. No BSI assets are now, or ever have been, leased, licensed or otherwise used in any manner by the Company. There is no indebtedness between and among BSI and the Company.

3.35 Vic-Ray Publishing. Vic-Ray Publishing is a sole proprietorship located in the State of Florida. Steadham is and has always been the owner of all equity interests in Vic-Ray Publishing. No Vic-Ray Publishing assets are now, or ever have been, leased, licensed or otherwise used in any manner by the Company. There is no indebtedness between and among Vic-Ray Publishing and the Company.

3.36 Steady Arm Music. Steady Arm Music is a sole proprietorship located in the State of Florida. Steadham is and has always been the owner of all equity interests in Steady Arm Music. No Steady Arm Music assets are now, or ever have been, leased, licensed or otherwise used in any manner by the Company. There is no indebtedness between and among Steady Arm Music and the Company.

3.37 Gamble Rogers Memorial Foundation, Inc.. Gamble Rogers Memorial Foundation, Inc. is a charitable corporation organized under Rule 501(c)(3) of the Code located in the State of Florida. No Gamble Rogers Memorial Foundation, Inc. assets are now, or ever have been, leased, licensed or otherwise used in any manner by the Company. There is no indebtedness between and among Gamble Rogers Memorial Foundation, Inc. and the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed in the Parent Disclosure Schedule (each of which exceptions, in order to be effective, either clearly reference the appropriate section and, if applicable, subsection of this Article IV to which it relates or such disclosure under one section shall be reasonably apparent from the text of such disclosure to be applicable to another section) delivered by Parent to the Company concurrently with the parties’ execution of this Agreement (the “Parent Disclosure Schedule”), dated as of the date hereof, as follows:

4.1 Incorporation, Standing and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware or Florida, as applicable, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation, or limited liability company (as applicable), to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no further action is required on the part of Parent and Merger Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement and the agreements contemplated hereby to which Parent and Merger Sub are a party, have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of the Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, par value $0.001 per share, of which 25,805,523 shares were issued and outstanding as of October 31, 2006 and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. As of September 30, 2006, Parent had reserved an aggregate of 8,246,686 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Parent’s equity incentive plans, under which options are outstanding for 6,915,773 shares and under which 1,330,913 shares are available for grant as of September 30, 2006. As of September 30, 2006, Parent had 1,576,975 shares of Parent Common Stock reserved for issuance pursuant to outstanding warrants. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

(b) The authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent.

4.4 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the First Merger have been duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and non-assessable.

4.5 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby will not, give rise to a Conflict under (i) any provision of the Parent Charter Documents, (ii) any material Contract to which Parent or any of its respective properties or assets (whether tangible or intangible) are subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets (whether tangible or intangible), except in the case of (ii) or (iii) where such Conflict will not reasonably be expected to have a Parent Material Adverse Effect or have an effect on the legality, validity or enforceability of this Agreement.

4.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any third party including a party to any agreement with Parent or Merger Sub (so as not to trigger any Conflict), is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws, (ii) if applicable, the rules and regulations of The Nasdaq Global Stock Market, Inc., (iii) the filing of the First Articles of Merger with the Secretary of State of the State of Florida and (iv) in the event the Second Merger is to occur, the filing of the Second Articles of Merger with respect to the Second Merger with the Department of State of the State of Florida.

4.7 SEC Filings; Parent Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed with the SEC since March 18, 2004, and has made available (including by posting to the SEC’s EDGAR system) to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. As of the date hereof, to Parent’s knowledge, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”) (i) complied as to form in all material respects with the published rules and regulations of the SEC at the time of filing with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parent contained in the Parent SEC Reports as of September 30, 2006 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate. Prior to the date hereof, Parent has had no disputes with any of its auditors that were required to be disclosed in its SEC Reports regarding accounting matters or policies during the past three (3) years that required public reporting or a report to the audit committee or that were otherwise material.

4.8 Absence of Changes or Events. Except as contemplated by this Agreement, since September 30, 2006, no circumstance, change, event or effect that has had or could reasonably be expect to have a material adverse effect on Parent or its subsidiaries, taken as a whole, has occurred or arisen.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company.

(a) Except as expressly contemplated by this Agreement, as set forth in Section 5.1(a) of the Company Disclosure Schedule, or as Parent shall otherwise consent in writing, the Company shall operate its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform its other obligations when due (subject to the right of Parent to review and approve any Tax Returns in accordance with this Agreement), and, to the extent not inconsistent with such business, preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time.

(b) Except as expressly contemplated by this Agreement, as set forth in Section 5.1(b) of the Company Disclosure Schedule, or as Parent shall otherwise consent in writing, the Company shall not:

(i) make any expenditure or enter into any commitment or transaction exceeding $5,000 individually or $25,000 in the aggregate;

(ii) except in the ordinary course of business consistent with past practices and under the Company’s current standard form Contracts, which have been provided to Parent, (A) sell, license or transfer to any Person any rights to any Company Intellectual Property Rights or enter into any Contract with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, (B) buy or license any Intellectual Property Rights or enter into any Contract with respect to the Intellectual Property Rights of any Person, (C) enter into any agreement with respect to the development of any Intellectual Property Rights with a third party, (D) or change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company;

(iii) except in the ordinary course of business consistent with past practices, terminate or extend, or materially amend, waive, modify, or violate the terms of, any Contract disclosed on the Company Disclosure Schedule (or agree to do so), or, subject to the preceding subsection (ii), enter into any Contract which would have been required to have been disclosed on Section 3.14 of the Company Disclosure Schedule had such Contract been entered into prior to the date hereof;

(iv) engage in or enter into any transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice;

(v) enter into or materially amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

(vi) commence or settle any litigation, other than to enforce its rights under this Agreement;

(vii) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);

(viii) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

(ix) cause or permit any amendments to its articles of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(x) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s businesses;

(xi) sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company or any Subsidiary, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices; or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein;

(xii) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

(xiii) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(xiv) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

(xv) adopt or amend any Company Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees except (A) payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule and (B) annual Employee bonus payments made in the ordinary course of business consistent with past practices;

(xvi) revalue any of its assets (whether tangible or intangible), including without limitation writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(xvii) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case, or $25,000 in the aggregate, any claim, liability, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether fixed or accrued, absolute or contingent, matured or unmatured, determined or undeterminable, known or unknown, or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(xviii) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or file any Tax Return unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

(xix) enter into any licensing, distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement;

(xx) hire, offer to hire or terminate any Employees, or encourage any Employees to resign from the Company;

(xxi) change the Company’s accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices; or

(xxii) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through Section 5.1(b)(xxi), inclusive, or any other action that would (A) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder, or (B) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

5.2 No Solicitation.

(a) The Company and the Company Stockholders shall not (nor shall the Company or any of the Company Stockholders permit, encourage, authorize or direct, as applicable, any of its directors, officers or other employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, initiate, participate in or encourage any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or a majority of the Company’s businesses, properties or technologies, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any Person concerning the Company’s businesses, asset, properties or technologies, or afford to any Person access to its properties, technologies, books or records (iii) assist or cooperate with any Person to make any offer or proposal to purchase all or any material part of the Company Capital Stock or assets of the Company, other than inventory in the ordinary course of business, or (iv) enter into any agreement with any Person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise.

(b) In the event that the Company or the Company Stockholders (or any of their respective directors, officers or other employees, stockholders, agents, representatives or affiliates) shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.2(a), any request for disclosure or access as referenced in clause (ii) above, the Company or the Company Stockholder, as applicable, shall immediately (i) suspend any discussions with such offeror or party with regard to any such offer, proposal or request, and (ii) notify Parent of any such offer, proposal or request and cooperate with Parent by promptly furnishing and any information it may reasonably request, including information as to the identity of the offeror or the party making any such offer, proposal or request, all written documentation relating to any such offer, proposal or request and the principal terms of any such offer, proposal or request not made in writing.

(c) The Company and the Company Stockholders shall be deemed to have breached the terms of this Section 5.2 if any of their respective directors, officers or other employees, stockholders, agents, representatives or affiliates shall take any action that is prohibited by this Section 5.2. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Requisite Stockholder Approval

(a) Immediately after the execution of this Agreement, the Company shall solicit the Requisite Stockholder Approval from the Company Stockholders and deliver to all Company Stockholders, in accordance with the FBCA, the Company’s articles of incorporation, the Company’s bylaws and any other applicable laws, the Company Stockholder Written Consent in the form attached hereto as Exhibit C, which Company Stockholder Written Consent shall (i) include a solicitation of the Requisite Stockholder Approval and (ii) specify that approval and adoption of this Agreement shall constitute approval by the Company Stockholders of (A) the Company Voting Proposal, (B) the escrow and indemnification obligations of the Company Stockholders set forth in Article VIII of this Agreement (C) the deposit of the Escrowed Cash and the Escrowed Stock into the Escrow Fund pursuant to this Agreement, and (D) the appointment of the Stockholder Representative under this Agreement, to act for and on behalf of the Company Stockholders in accordance with the terms hereof.

(b) The solicitation shall contain (i) the unanimous determination of the Company’s board of directors that this Agreement and the Integrated Merger and the transactions contemplated thereby are fair to, and in the best interests of, the Company and the Company Stockholders, and (ii) the unanimous recommendation of the Company’s board of directors that the Company Stockholders approve and adopt this Agreement and the Integrated Merger and the transactions contemplated thereby. The Company’s board of directors shall not alter, modify, change or revoke its unanimous approval of this Agreement and the Integrated Merger and the transactions contemplated thereby, nor its unanimous recommendation that the Company Stockholders approve and adopt this Agreement and the Integrated Merger and the transactions contemplated thereby.

6.2 Commercially Reasonable Efforts; Third Party Consents.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VIII and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of the Company, its Subsidiaries and the Company Stockholders, on the one hand, and Parent, and Merger Sub, on the other hand, shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and the Company Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents. Each of the Company and the Company Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly inform the other of any material communication between the Company (or the Company Stockholders) or Parent (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company (or the Company Stockholders) or Parent or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company (or the Company Stockholders) or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company, its Subsidiaries and the Company Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(c) In furtherance and not in limitation of the foregoing, the Company and the Company Stockholders shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract to which the Company is a party (including all consents, waivers and approvals set forth in the Company Disclosure Schedule) as are required thereunder in connection with the First Merger or the Second Merger in order to ensure that all such Contracts remain in full force and effect from and after the Effective Time in accordance with their respective terms and to preserve all rights of, and benefits to, Parent, the Interim Surviving Corporation and/or the Surviving Entity under such Contract from and after the Effective Time. All such Contracts requiring consents, waivers and approvals are set forth on Section 6.2(c) of the Company Disclosure Schedule and all such consents, waivers and approvals shall be in a form and substance reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, (i) neither the Company nor the Company Stockholders shall make or commit to make any such payment or provide any such consideration without Parent’s prior written consent, and (ii) any such payment shall be taken into account for purposes of calculating the Net Asset Value.

(d) Notwithstanding anything to the contrary set forth herein, Parent shall not be required to (i) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Parent, or of the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (ii) take any action under this Section 6.2 if any Governmental Authority that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the First Merger or the Second Merger.

(e) Each of the Company and the Company Stockholders agrees to cooperate and use all reasonable efforts to assist Parent in connection with the implementation and assessment of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, as amended, and to take such other actions reasonably requested by Parent to further comply with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder by the SEC and Nasdaq.

6.3 Notification of Certain Matters. Each of the Company and the Company Stockholders shall give prompt written notice to Parent of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company or the Company Stockholders (as applicable) contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company or the Company Stockholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.3 shall not (i) limit or otherwise affect any remedies otherwise available to Parent, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company or the Company Stockholders pursuant to this Section 6.3 shall affect or be deemed to modify, amend or supplement any representation or warranty contained herein, the Company Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

6.4 Access to Information. The Company and the Company Stockholders shall afford Parent and its accountants, counsel and other representatives, reasonable access during Company’s normal business hours to (i) all of the Company’s properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees of the Company as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns for both the Company and the Company Stockholders, and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify, amend or supplement any representation or warranty contained herein, the Company Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

6.5 Spreadsheet. The Company (together with the Company Stockholders) has prepared and delivered to Parent a spreadsheet in form reasonably acceptable to Parent and the Exchange Agent, which spreadsheet is set forth on Section 6.5 of the Company Disclosure Schedule and shall be updated for the Closing and certified as complete and correct as of the Closing by the Company Stockholders in their capacities as directors, officers and stockholders of the Company (the “Spreadsheet”). The Spreadsheet shall list, as of the Closing Date and immediately prior to the Effective Time: (i) all Company Stockholders, (ii) their respective addresses, (iii) taxpayer identification numbers, (iv) the number and class or series of shares of Company Capital Stock held by such Persons, (v) the Merger Consideration to be issued to each holder, including (A) the amount of Closing Cash Consideration, One-Year Cash Consideration and Two-Year Cash Consideration payable to each Company Stockholder (and in percentage and dollar terms, the amount of cash required to be deducted from such Persons for taxes, and if such deduction applies to particular cash payments or installments, the amount required for each such payment or installment), and (B) the number of shares of Parent Common Stock issuable to each Company Stockholder at Closing and in the aggregate, (vi) the amount of cash and number of shares of Parent Common Stock to be deposited into the Escrow Fund on behalf of each Company Stockholder, (vii) certificate numbers for their shares, (viii) the date of each such certificate, (ix) the number of shares which each such certificate represents, and (x) such other information relevant thereto or which Parent or the Exchange Agent may reasonably request. The Company shall deliver the updated Spreadsheet to Parent at least three (3) Business Days prior to the Closing Date.

6.6 Third Party Expenses.

(a) Whether or not the First Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall provide Parent with a written statement of its estimated Third Party Expenses as of the Closing Date, such statement showing detail of both the previously paid and currently unpaid Third Party Expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, as well as the Third Party Expenses that have been incurred or are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, all in form reasonably satisfactory to Parent and certified as true and correct by the Company Stockholders in their capacities as directors, officers and stockholders of the Company (the “Statement of Third Party Expenses”). The Statement of Third Party Expenses shall include final summary invoices and statements from all service providers to the Company that such invoices cover all of their services rendered (or estimated to be rendered) on behalf of the Company in connection with the Agreement and the transactions contemplated thereby at or prior to the Effective Time (it being understood that the Company shall have no authority to authorize the incurrence of Third Party Expenses after the Effective Time and it being further understood that Third Party Expenses not included on the Statement of Third Party Expenses, but incurred after the Closing Date, at the written direction of Parent shall not be taken in to account for the calculation of Net Asset Value and shall be paid by Parent).

6.7 Employment Arrangements.

(a) At the sole discretion of Parent, each Person who is an employee of the Company immediately prior to the Closing Date may be offered “at-will” employment by Parent to be effective as of the Closing Date upon execution of (X) an Employee Invention, Confidentiality, Non-Solicitation, and Noncompetition Agreement, (Y) Business Ethics Policy and (Z) Insider Trading Policy, each in Parent’s standard form. Such “at-will” employment arrangements will (i) be set forth in a welcome letter (each, a “Welcome Letter”), (ii) have terms, including the position, salary and responsibilities of such employee, to be determined by Parent in its sole discretion, and (iii) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date. Each employee of the Company who remains an employee of Parent after the Closing Date shall be (upon signing the Company’s standard form agreements referenced above) an at-will employee and referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies and shall receive credit for years of employment with Parent commencing as of the date of employment with the Company. Parent shall make commercially reasonable efforts to bring all Continuing Employees onto its 401(k) plan by January 1, 2007 or as soon as practicable after Closing. Until such time as all Continuing Employees are covered by Parent’s health insurance and 401(k) plans, Parent shall cause the Surviving Entity to continue to maintain the Company’s comparable benefits currently in effect.

(b) The Company shall terminate the employment of each Terminating Employee no later than immediately prior to the Closing Date. The Company shall use commercially reasonable efforts to cause each Terminating Employee to execute and return a valid release and waiver (a “Terminating Employee Release”), in form and substance reasonably acceptable to Parent, which release shall include an allowance for the payment of a cash severance to such Terminating Employee (notwithstanding but in lieu of any other severance policies of the Company or Parent in effect at such time other than the Change in Control Plan) in an amount equal to a number of weeks of such employee’s salary as of the time of such termination equal to (x) two plus (y) the number of full years that such employee has been continually employed by the Company as of the Closing or Parent’s then current severance program. The Company shall make the foregoing severance payment upon the termination of employment of any Terminating Employee; provided, however, any such Terminating Employee must execute and return (and not revoke) a valid Terminating Employee Release as a condition to receiving any such severance payments. For the avoidance of doubt, any such amounts paid in respect of severance and the effects thereof on the Company’s balance sheet, whether paid or not prior to or after the Effective Time, shall be specifically excluded from the calculation of Net Asset Value for the purposes of calculating the Post-Closing Balance Sheet Adjustment.

(c) The Company shall cause each employee and contractor of the Company involved in the development of Company Intellectual Property who has not entered into the Company’s standard form proprietary information and inventions assignment agreement to enter into and deliver such form to the Company prior to Closing and retroactive to such employee’s start date with the Company.

(d) Upon the request of Parent, effective no later than the day immediately preceding the Closing Date, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a retirement arrangement (unless Parent provides written notice to the Company that such retirement arrangements shall not be terminated) (collectively, “Terminated Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Terminated Company Employee Plan(s) have been terminated (effective no later than the day immediately terminated preceding the Closing Date) pursuant to resolutions of the Company’s board of directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Terminated Company Employee Plan(s) as Parent may reasonably require.

6.8 Restrictions on Transfer. The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Company Stockholders pursuant to this Agreement hereof shall constitute “restricted securities” within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in compliance with Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing the shares of Parent Common Stock to be issued pursuant to this Agreement shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act, to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares including the name of the Company and the date of the acquisition, including the following:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM SUCH REGISTRATION.”

6.9 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Integrated Merger and the other transactions contemplated hereby.

6.10 Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement, dated September 15, 2006 (the “Confidentiality Agreement”), attached hereto as Exhibit E, which Confidentiality Agreement will continue in accordance with its terms until the Closing shall have occurred, at which time it shall terminate. The Confidentiality Agreement shall continue in full force and effect in the event this Agreement is terminated.

6.11 Public Disclosure. Parent, on the one hand, and the Company and the Company Stockholder, on the other hand, will consult with each other before issuing any press release, making any public statement or otherwise making any disclosure with respect to the Integrated Merger, this Agreement (including the Company Disclosure Schedule); provided, however, that Parent may issue any such press release after providing a copy of such release to the Company. Neither the Company nor the Company Stockholders will issue any such press release or make any such public statement or other disclosure prior to obtaining the consent of Parent.

6.12 Drag and Drop Patent.

(a) At or before the date of this Agreement, Steadham shall cause Blade Software, Inc. to, and Blade Software, Inc. shall, irrevocably assign to the Company, free and clear of all Liens, that certain patent identified more completely on Section 3.13(b) of the Company Disclosure Schedule (the “Drag and Drop Patent”), together with all other Intellectual Property related to the Drag and Drop Patent owned by such entities, to the Company pursuant to the form of assignment attached to this Agreement as Exhibit F. In the event that (i) Parent breaches its obligations under Section 2.6(e) of this Agreement by failing to pay each of the Individual Holdback Amounts when such amounts become due and payable and (ii) Parent receives written notice of such breach and fails to cure such breach within 180 days of receipt of such notice, then Parent agrees to use its commercially reasonable efforts to cause the Drag and Drop Patent to be assigned back to the Company Stockholders (it being understood and agreed that the assignment back of the Drag and Drop Patent to the Company Stockholders shall be subject to any and all licenses previously granted by Parent and/or its affiliates, and, a non-exclusive and irrevocable license during the life of such patent to Parent and/or any of its affiliates, subject to the payment by Parent of a commercially reasonable royalty at a rate to be determined by good faith negotiations between the Company Stockholders and Parent). Further, the Company Stockholders will, without charge and promptly upon request by Parent or its affiliates, assist Parent and its affiliates with respect to any actions, suits or proceedings relating to the Drag and Drop Patent, including without limitation, joining any enforcement action if requested by Parent or if necessary under law. The assignment back of the Drag and Drop Patent is intended to be in addition to, and not in lieu of, any other remedies that may be available to the Company Stockholders with respect to a breach of Parent’s obligations under Section 2.6(e) of this Agreement for failure to pay each of the Individual Holdback Amounts when such amounts become due and payable. Parent has received all consents of third parties necessary to allow it to effectuate such re-assignment of the Drag and Drop Patent in the circumstances contemplated by this Section 6.12. Parent shall not intentionally take any action following the date of this Agreement that would materially impair its obligations pursuant to Section 6.12.

(b) In the event that Parent and the Company Stockholders are unable to agree on a commercially reasonable royalty rate within fifteen (15) days following good faith negotiations, either Parent or the Company Stockholders may demand non-binding mediation of the matter. If, after thirty (30) days from the date non-binding mediation has been demanded by either Parent or the Company Stockholders, such parties are not able to resolve the matter through mediation, then either Parent or the Company Stockholders may demand arbitration of the matter. In such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Company Stockholders. In the event that, within ten (10) days after submission of any dispute to arbitration, Parent and the Company Stockholders cannot mutually agree on one arbitrator, then, within ten (10) days after the end of such ten (10)-day period, Parent and the Company Stockholders shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Company Stockholders fail to select an arbitrator during this ten (10)-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent. Conversely, if Parent fails to select an arbitrator during this ten (10)-day period, the parties agree that the arbitration will be conducted by one arbitrator selected by the Company Stockholders.

(c) Any such arbitration shall be held in Santa Clara County, California administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures as then in effect. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including, the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three (3) arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three (3) arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three (3) arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three (3) arbitrators, as the case may be, as to the commercially reasonable royalty rate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(d) Judgment upon any award rendered by the arbitrator(s) under this Section 6.12 may be entered in any court having jurisdiction, subject to Section 10.8.

6.13 Indemnification and Insurance.

(a) Parent shall cause all rights to indemnification existing in favor of those Persons who are officers and directors of the Company as of the date of this Agreement (the “Indemnified O&Ds”) for their acts and omissions occurring prior to the effective time of the First Merger (whether asserted or claimed prior to, at or after the effective time of the First Merger), whether provided in the Company articles of incorporation, bylaws or other charter documents or pursuant to any contractual agreement (as in effect as of the date of this Agreement) to survive the First Merger and be observed by Parent, the Interim Surviving Corporation or the Surviving Entity to the fullest extent permitted by applicable law until not earlier than the sixth anniversary of the effective time of the First Merger.

(b) This Section 6.13 shall survive the Effective Time, is intended to benefit the Company’s current directors and officers and shall be enforceable by such individuals, their heirs, assigns and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by contract or otherwise. In the event Parent, the Interim Surviving Corporation or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party, shall assume the obligations set forth in this Section 6.13.

(c) Within thirty (30) days following the Closing, each of Steadham, Boccabella and Lyons may, should each so choose, provide Parent with the appropriate documents to transfer the rights, benefits and obligations under their respective key man life insurance policies with ING Reliastar, American General Life, Time Insurance/Fortis and Union Security Insurance Company, as the case may be, to the extent permissible under applicable law and the terms of the policy. Parent will use commercially reasonable efforts, but shall not be required to incur any costs or fees, to cooperate with the policy holder to accommodate such transfer.

6.14 Landlord Consent. Steadham in his capacity as landlord under the agreements listed in Schedule      , by his signature below hereby provides his irrevocable consent to the assignment of those agreements to Parent in connection with the transactions contemplated by this Agreement.

6.15 Tax Matters.

(a) The parties shall treat all payments, if any, made to Boccabella or Lyons in respect of such Company Stockholder’s respective Individual Holdback Amount as payments of consideration for such Company Stockholder’s Company Capital Stock reportable on the installment basis in accordance with Section 453 of the Code, except for any portions of such amounts properly characterized as interest.

(b) The Company Stockholders shall, in accordance with the Company’s past practices, prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for Tax periods ending on or prior to the Closing Date that are due to be filed after the Closing Date, and the Company Stockholders and their representatives shall be given reasonable access to the books and records of the Company in order to permit them to comply with the foregoing. Any such Tax Returns shall be subject to Parent’s review and approval prior to filing, which approval shall not be unreasonably withheld, delayed or conditioned, and copies of such Tax Returns shall be provided to Parent at least thirty (30) days before the date such Tax Returns are due. Within thirty (30) days of Parent’s approval of the Company’s Tax Return on Form 1120-S for the taxable period ending immediately prior to the Closing Date, Parent shall cause the Surviving Entity to distribute to each Company Stockholder an amount equal to the difference, if any, between (x) the product of 35% and the amount of taxable income allocable to such Company Stockholder on Schedule K-1 of such Tax Return over (y) the aggregate amount of distributions received by such Company Stockholder from the Company during the taxable period reflected on such Tax Return (such difference, the “Post-Closing Tax Distribution”).

(c) Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Any such Tax Returns that are filed on a separate return basis shall be subject to the Stockholder Representative’s review and approval prior to filing, which approval shall not be unreasonably withheld or delayed or conditioned, and copies of such Tax Returns shall be provided to the Stockholder Representative at least ten (10) days before the date such Tax Returns are due.

(d) Parent, the Company and the Company Stockholders shall cooperate, as and to the extent reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.18 and any audit, investigation, litigation or other action with respect to Taxes which may be instituted after the Closing.

(e) The Company and the holders of Company Capital Stock shall not revoke any of the Company’s elections to be treated as an S Corporation. The Company and the Shareholders shall not take or allow any action (other than the sale of the Shares pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Section 1361 and Section 1362 of the Code or within the meaning of analogous state or local laws.

(f) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period through and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.

6.16 Registration Rights.

(a) Parent Registration. If, following the Closing Date, Parent determines to register any of its securities for its own account in a firm commitment underwritten public offering (other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, a registration on any registration form that does not permit secondary sales, or a registration relating to demand registration rights of another Parent stockholder), Parent will:

(i) promptly give written notice of the proposed registration to the Company Stockholders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 6.16(b) below, and in any underwriting involved therein, all of such shares of Parent Common Stock issued in connection with the Closing of the First Merger as are specified in a written request or requests made by any Company Stockholder received by Parent within ten (10) days after such written notice from Parent is mailed or delivered. Such written request may specify all or a part of a Company Stockholder’s shares.

(b) Underwriting. The right of any Company Stockholder to registration pursuant to this Section 6.16 shall be conditioned upon such Company Stockholder’s participation in the underwriting and the inclusion of such Company Stockholder’s shares in the underwriting to the extent provided herein. All Company Stockholders proposing to distribute their securities through such underwriting shall (together with Parent and the other holders of securities of Parent with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by Parent.

Notwithstanding any other provision of this Section 6.16, if the underwriters advise Parent in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all shares held by Company Stockholders or, at the underwriter’s sole election, limit the number of such shares to be included in, the registration and underwriting. Parent shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to Parent for securities being sold for its own account, (ii) second, the securities, if any, being sold by any other Person(s) who have exercised any demand registration rights pursuant to applicable registration rights or similar agreements and (iii) third, to other selling stockholders, including the Company Stockholders, requesting to include shares in such registration statement based on the pro rata percentage of such shares held by such stockholders and subject to any existing superior registration rights.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from Parent or the underwriter. The shares or other securities so excluded shall also be withdrawn from such registration. Any shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. Parent shall have the right to terminate or withdraw any registration initiated by it, in Parent’s sole discretion, under this Section 6.16 prior to the effectiveness of such registration whether or not any Company Stockholder has elected to include securities in such registration.

(d) Termination of Rights. The right of any Company Stockholder to inclusion in any registration pursuant to this Section 6.16 shall terminate on the earlier to occur of (i) the date on which all shares held by such Company Stockholder may immediately be sold under Rule 144 during any ninety (90)-day period and (ii) the one-year anniversary of the Effective Time.

(e) Expenses of Registration. All Registration Expenses incurred in connection with registrations under this Section 6.16 shall be borne by Parent. All selling expenses relating to shares registered on behalf of the Common Stockholders shall be borne by the selling stockholders included in such registration pro rata among each other on the basis of the number of shares Securities so registered. For purposes of this section, “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of counsel for the selling stockholders and the compensation of regular employees of the Company, which shall be paid in any event by Parent. For purposes of this section, “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of shares and fees and disbursements of counsel for any selling stockholder.

(f) Information to be Supplied by Common Stockholders. Each Common Stockholder requesting registration rights under this section shall furnish to the Company such information regarding such Common Stockholder and the distribution proposed by such Common Stockholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this section.

(g) Assignment of Registration Rights. Steadham will be permitted to assign a portion of his registration rights hereunder to one transferee in connection with a single transfer of shares of Parent Common Stock following the Effective Time; provided, however, that no transferee shall be entitled to enjoy the rights or benefits provided to a Company Stockholder under this Section 6.16 unless such transferee shall agree in writing with Parent to be bound by the obligations of a Company Stockholder under this Section 6.16.

ARTICLE VII

CONDITIONS TO THE MERGERS

7.1 Conditions to Obligations of Each Party. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Integrated Merger or any other transaction contemplated hereby illegal or otherwise prohibiting the consummation of the Integrated Merger or any other transaction contemplated hereby.

(b) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of the Integrated Merger or any other transaction contemplated hereby.

(c) Governmental Approvals. Parent and the Company shall have obtained all consents and approvals from any Governmental Authority that are necessary to consummate the Integrated Merger and the other transactions contemplated hereby.

(d) Requisite Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) (x) shall have been true and correct in all respects as of the date of this Agreement and (y) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date; provided, however, that the foregoing condition shall be deemed to have been satisfied even if such representations and warranties (other than those set forth in Sections 3.2 and 3.4) are not so true and correct so long as the failure of such representations or warranties to be so true and correct (determined without regard to any materiality qualifier, including “Material Adverse Effect,” contained in such representations and warranties), individually or in the aggregate, does not constitute a Company Material Adverse Effect; provided further, that satisfaction of the foregoing condition pursuant to the immediately preceding clause shall not affect in any way the rights of Parent to seek indemnification pursuant to the terms of Article VIII hereof for Losses arising out of the failure of any representation or warranty to be so true and correct. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Company Stockholders in their capacities as directors, officers and stockholders of the Company.

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(c) No Company Material Adverse Effect. There shall not have occurred any change, event, violation, inaccuracy, circumstance or effect of any character that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.

(d) Litigation. There shall be no action, suit, claim, or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors (in their capacities as such) arising out of, or in any way connected with, the Integrated Merger or the other transactions contemplated by the terms of this Agreement.

(e) Valid Private Placement. The issuance of Parent Common Stock in connection with the Integrated Merger shall qualify as a valid exemption from the registration requirements of the Securities Act as a valid private placement under Rule 506 of Regulation D under the Securities Act.

(f) [Reserved].

(g) [Reserved].

(h) Resignation of Directors and Officers. Parent shall have received a written resignation from each of the directors and officers of the Company and its Subsidiaries effective as of the Effective Time.

(i) Ancillary Agreements. Each of the Stockholder Support Agreements, the Executive Employment Agreements, the Consulting Agreement, and the

Non-Competition Agreement executed and delivered concurrently with the execution of this Agreement shall be in full force and effect, and no Company Stockholder shall have notified (whether formally or informally) Parent or the Company of such Company Stockholder’s intention of leaving the employ of Parent, the Interim Surviving Corporation or the Surviving Entity following the Effective Time.

(j) New Employment Arrangements. Each of the Employment Agreements, the Consulting Agreement and the Noncompetition Agreement entered into contemporaneously with the execution and delivery of this Agreement shall remain in full force and effect; and neither of the Employee parties to the Employment Agreements shall have notified (whether formally or informally) Parent or the Company of such Employee’s intention of leaving the employ of Parent and/or the Interim Surviving Corporation or Surviving Entity or the Company following the Effective Time.

(k) Terminating Employees. No later than immediately prior to the Closing Date, the Company shall have terminated the employment of each Terminating Employee and each such Terminating Employee shall have duly and validly executed and delivered to the Company a Termination Employee Release and not have revoked such Terminating Employee Release.

(l) Company Stockholder Approvals. This Agreement, the Integrated Merger and the transactions contemplated hereby shall have been approved and adopted a by all Company Stockholders.

(m) [Reserved].

(n) Company Certificate. Parent shall have received a certificate, validly executed by the Company Stockholders for and on behalf of the Company in their capacities as directors, officers and stockholders of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(o) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the articles of incorporation and the bylaws of the Company, (ii) the valid adoption of resolutions of the board of directors of the Company and the Company Stockholders approving and adopting this Agreement, the Integrated Merger and the consummation of the transactions contemplated hereby and (iii) the stock records of the Company.

(p) Certificate of Good Standing. Parent shall have received (i) a long-form certificate of good standing and (ii) certified articles of incorporation for the Company from the Secretary of State of the State of Florida, dated within a reasonable period prior to Closing.

(q) [Reserved].

(r) FIRPTA Certificate. Parent shall have received from the Company a properly executed statement, in a form and substance reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(s) [Reserved].

(t) Satisfaction of Indebtedness. Parent shall have received evidence satisfactory to Parent that (i) the loan from Wachovia Bank, National Association in the principal amount of $100,000 pursuant to a promissory note dated December 4, 2003 and (ii) the credit line extended to the Company by Steadham have been fully paid, satisfied and discharged and all related Liens on assets of the Company shall have been released.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct as of such date) (x) shall have been true and correct in all respects as of the date of this Agreement and (y) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date; provided, however, that the foregoing condition shall be deemed to have been satisfied even if such representations and warranties are not so true and correct so long as the failure of such representations or warranties to be so true and correct (determined without regard to any materiality qualifier, including “Material Adverse Effect,” contained in such representations and warranties), individually or in the aggregate, does not constitute a material adverse effect with respect to Parent; provided further, that satisfaction of the foregoing condition pursuant to the immediately preceding clause shall not affect in any way the rights of the Company to seek indemnification pursuant to the terms of Article VIII hereof for Losses arising out of the failure of any representation or warranty to be so true and correct. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an appropriate officer of Parent.

(b) Covenants. Parent shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent prior to or as of the Closing.

(c) Parent Certificate. The Company shall have received a certificate, validly executed by an authorized officer of Parent for and on behalf of Parent, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

(d) No Parent Material Adverse Effect. There shall not have occurred any change, event, violation, inaccuracy, circumstance or effect of any character that has had or is reasonably expected to have a material adverse effect on Parent since the date of this Agreement, excluding any material adverse effects that are materially consistent with the forward-looking guidance disclosed by Parent to the public prior to the date of this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW FUND; ESCROW AGENT;

STOCKHOLDER REPRESENTATIVE

8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and the Company Stockholder set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until the first (1st) anniversary of the Closing Date (the “Survival Date”); provided, however, that the representations and warranties set forth in Section 3.2 (Company Capital Structure), Section 3.4 (Authority), Section 3.10 (Tax Matters) and Section 3.21 (Broker’s and Finders’ Fees) (collectively, the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations (including extensions thereof); provided further that in the case of any fraudulent breach of a representation or warranty or intentional breach of a covenant, the representations and/or warranties and/or covenants that are the subject of such fraud or intentional misconduct shall survive until 11:59 p.m. California time on the day of expiration of the applicable statute of limitations. The representations, warranties and covenants made by the Company and the Company Stockholders, and the rights and remedies that may be exercised by the Indemnified Parties shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties or any of their representatives. No representation, warranty, covenant or agreement shall expire to the extent Parent has provided to the Stockholder Representative a timely Officer’s Certificate pursuant to Section 8.4(d) of this Agreement.

8.2 Indemnification. Subject to the terms, conditions and limitations set forth in this Agreement, the Company Stockholders at the Effective Time shall severally on a pro-rata basis in accordance with their respective Pro Rata Portions indemnify and hold Parent and its officers, directors and affiliates, including the Interim Surviving Corporation and, if applicable, the Surviving Entity and any of their officers, directors and affiliates (the “Indemnified Parties”), harmless against any and all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, accrued or sustained by the Indemnified Parties, or any of them, directly or indirectly (regardless of whether or not such Losses are related to any third-party claim), as a result of any of the following:

(i) any breach or inaccuracy of a representation or warranty of the Company or the Company Stockholders contained in this Agreement or in any certificate delivered pursuant to this Agreement (without giving effect to any update of or modification to the Company Disclosure Schedule made or purported to be made after the date of this Agreement) such that the representation or warranty is not true and correct as of the date of this Agreement and as of the Closing Date (as though such representation and warranty were made as of the Closing Date), or in the case of representations and warranties which by their terms speak only as of a specific date or dates, to be true and correct as of such specific date or dates,

(ii) any failure by the Company or the Company Stockholders to perform or comply with any covenant applicable to it contained in this Agreement or in any certificate delivered pursuant to this Agreement,

(iii) any Dissenting Share Payments,

(iv) any Post-Closing Balance Sheet Adjustment, and

(v) any Pre-Closing Taxes.

For the purpose of this Article VIII only, when determining whether there has been a breach or inaccuracy of any representation or warranty of the Company or the amount of Losses suffered as a result of such breach or inaccuracy, any representation or warranty given or made by the Company that is qualified in scope as to materiality (including Company Material Adverse Effect) shall be deemed to be made or given without such qualification. The Company Stockholders shall not have any right of contribution from, and may not seek indemnification or advancement of expenses from, the Company, Parent, the Interim Surviving Corporation or the Surviving Entity with respect to any Loss claimed by an Indemnified Party.

8.3 Limitations on Indemnification.

(a) Nothing herein shall limit the liability of the Company for any willful or intentional breach of any representation, warranty or covenant set forth in this Agreement if the transactions contemplated hereby are not consummated.

(b) If the transactions contemplated hereby are consummated, the indemnification provisions set forth in Section 8.2 shall be the sole and exclusive remedy available to the Indemnified Parties for the matters set forth therein (except as otherwise contemplated by Section 8.3(b)), except in the case of fraud, willful breach or intentional misrepresentation (with respect to which such limitation shall not apply).

(c) The Escrowed Cash and Escrowed Stock shall be held as a source of security for the Company Stockholders’ indemnification obligations under Section 8.2(i) – (iv)). If the transactions contemplated hereby are consummated, the maximum amount the Indemnified Parties may recover pursuant to the indemnity set forth in Section 8.2(i) shall be an amount equal to the Escrowed Cash and the Escrowed Stock, except in the case of fraud, willful breach or intentional misrepresentation (with respect to which such limitation shall not apply). Notwithstanding the foregoing, in cases of breaches of any of the Specified Representations or a claim under Section 8.2(v), in no event shall the Indemnified Parties be entitled to recover from any Company Stockholder pursuant to any indemnity hereunder an amount in excess of the aggregate proceeds actually received hereunder by such Company Stockholder in connection with the disposition of their Company Capital Stock (less the aggregate amount of all other indemnity recoveries made against such Company Stockholder under the terms of this Agreement).

(d) If the transactions contemplated hereby are consummated, the Indemnified Parties may not recover pursuant to the indemnity set forth in Section 8.2(i) or Section 8.2(v) unless and until one or more Officer’s Certificates identifying Losses in excess of One Hundred Twenty Thousand Dollars ($120,000) in the aggregate (the “Basket”) has or have been delivered to the Stockholder Representative in accordance with this Agreement, in which case Parent shall be entitled to recover pursuant to the indemnity set forth in Section 8.2(i) all such Losses; provided, however, that the foregoing Basket limitation shall not apply to indemnification claims under Section 8.2(i) that arise out of (X) any breach or inaccuracy of one or more of the Specified Representations (other than claims arising out of a breach or inaccuracy of Section 3.10 (Tax Matters) which shall have the benefit of the Basket as shall any claim under Section 8.2(v)), (Y) any Losses in respect of or in any way related to or arising out of the employment (including, without limitation, the termination of such employment) of the former Employees identified on Schedule 8.3(d).

(e) Within forty-five (45) days following the Closing Date, Parent may, at its election, cause to be prepared and delivered to the Stockholder Representative an unaudited balance sheet of the Surviving Entity, as of the Closing Date applying the same principles and assumptions used in preparing the Current Balance Sheet (the “Closing Balance Sheet”). Any indemnification claims based on the difference between the Closing Balance Sheet and the Current Balance Sheet shall be governed by the terms and procedures of this Section 8.3(e).

(i) In the event that the Net Asset Value based on the Closing Balance Sheet is less than negative $1,445,592 (such an amount is equal to the sum of (A) $125,000 plus (B) $1,320,592 (which represents the negative Net Asset Value as set forth in the Current Balance Sheet), then an amount equal to such difference (such amount, the “Post-Closing Balance Sheet Adjustment”) shall be paid to Parent out of the Escrow Fund in accordance with the expedited dispute resolution procedures set forth below.

(ii) Subject to the expedited dispute resolution procedures set forth below, if the Post-Closing Balance Sheet Adjustment exceeds the amount in the Escrow Fund, Parent shall be entitled to recover directly from the Company Stockholders any amount of the Post-Closing Balance Sheet Adjustment not covered by the Escrow Fund.

(iii) The parties acknowledge that the Post-Closing Balance Sheet Adjustment is not intended to result in any double-counting for purposes of the other indemnification obligations of the Company Stockholders pursuant to Article VIII of this Agreement and therefore no items taken into account for purposes of compiling the Closing Balance Sheet and calculating Post-Closing Balance Sheet Adjustments shall be treated as valid indemnification items hereunder.

(iv) Following delivery by Parent to the Stockholder Representative of the Closing Balance Sheet, Parent shall give the Stockholder Representative reasonable access during Parent’s business hours to those books and records of the Surviving Corporation in the possession of Parent and any personnel which relate to the preparation of the Closing Balance Sheet for purposes of resolving any disputes concerning the Closing Balance Sheet and the calculation of the Net Asset Value at Closing.

(v) The Stockholder Representative shall have ten (10) days following delivery of the Closing Balance Sheet during which to notify Parent in writing (the “Notice of Objection”) of any good faith objections to the calculation of the Net Asset Value at Closing or the Closing Balance Sheet, as it affects such calculation, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection.

(vi) If the Stockholder Representative objects to the Closing Balance Sheet or Parent’s calculation of the Net Asset Value at Closing as reflected thereon, Parent and the Stockholder Representative shall attempt to resolve any such objections within ten (10) days of the receipt by Parent of the Notice of Objection. If Parent and the Stockholder Representative are unable to resolve any such dispute within the ten (10) day period referred to above, Parent and the Stockholder Representative shall submit the dispute to mutually agreeable independent registered public accounting firm (the “Independent Accounting Firm”). Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (x) act in its capacity as an expert and not as an arbitrator, (y) consider only those matters as to which there is a dispute between the parties and (z) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Parent and the Stockholder Representative submit any dispute to the Independent Accounting Firm, each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. Each of Parent and the Stockholder Representative shall bear their own respective costs in connection with this Section 8.3(e)(vi). The expenses relating to the engagement of the Independent Accounting Firm shall be split equally between Parent and the Stockholder Representative; provided, however, that if the position of either such party is more than 10% different from the conclusion reached by the Independent Accounting Firm (or if both parties positions are more than 10% different, then the party whose variance is the highest from the conclusion of the Independent Accounting Firm), then such party shall bear all of the expenses of the Independent Accounting Firm, all reasonable costs incurred by the Independent Accounting Firm, and notwithstanding anything else in this Section 8.3(e)(vi) or in this Agreement to the contrary, the costs and expenses of the other party incurred with respect to this Section 8.3(e)(vi).

(vii) If the Stockholder Representative does not deliver a Notice of Objection in accordance with the terms of Section 8.3(e)(v), the Closing Balance Sheet (together with Parent’s calculation of the Net Asset Value at Closing reflected thereon), shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Stockholder Representative delivers a Notice of Objection in accordance with the provisions above and Parent and the Stockholder Representative are able to resolve such dispute by mutual agreement, the Closing Balance Sheet, together with Parent’s calculation of the Net Asset Value at Closing reflected thereon, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement.

(viii) In the event that the Stockholder Representative delivers a Notice of Objection in accordance with the provisions set forth above and Parent and the Stockholder Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties, and the Closing Balance Sheet, together with Parent’s calculation of the Net Asset Value at Closing reflected thereon, to the extent modified by the Independent Accounting Firm, shall be deemed to have been accepted by all of the parties to this Agreement. Subject to the foregoing provisions, the calculation of the Net Asset Value at Closing reflected on any such Closing Balance Sheet shall be conclusive and binding on all of the parties to this Agreement, no further adjustments shall be made thereto and neither Parent, the Stockholder Representative nor the Company Stockholders shall have any further right to challenge such calculation of the Net Asset Value at Closing, whether pursuant to the terms of Section 8.3 or otherwise.

(f) Nothing in this Agreement shall limit the liability of the Company Stockholders (and the indemnification shall not be the exclusive remedy) in respect of any Losses arising out of any fraud, willful breach or intentional misrepresentation.

(g) It is understood that nothing in this Agreement shall eliminate the ability of any party hereto to apply for equitable remedies to enforce the other parties’ obligations under this Agreement.

(h) Notwithstanding anything to the contrary in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that any Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

8.4 Escrow Arrangements.

(a) Escrow Fund. The Escrow Amount, as it may be supplemented from time to time, shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Fund consisting of Escrowed Cash and Escrowed Stock shall be available to compensate the Indemnified Parties for any indemnification claims arising under Section 8.2(i)-(iv). The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific time on the fifth (5th) Business Day after the Survival Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Stockholder Representative prior to the termination of the Escrow Period with respect to facts and circumstances existing on or prior to the Survival Date. The Parent shall give the Escrow Agent written notice of the occurrence of both the Effective Time and the Survival Time. The Escrow Agent shall be deemed not to have any knowledge of the occurrence of either the Effective Time or the Survival Time unless and until it has received such notice. Following the termination of the Escrow Period, the Stockholder Representative shall deliver to the Escrow Agent a notice specifying each Company Stockholder’s Pro Rata Portion of the Escrow Fund. Upon receipt of such notice, the Escrow Agent shall deliver to each of the Company Stockholders such Person’s Pro Rata Portion (if any) of the remaining portion of the Escrow Fund not required to satisfy any then pending claims against the Escrow Fund, and shall deliver to each of the Company Stockholders such Person’s Pro Rata Portion (if any) of the remaining portion of the Escrow Fund, if any, following resolution of all such claims.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the relevant escrow periods, shall treat such fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII.

(ii) The cash portion of the Escrow Fund shall be invested in Class B Shares of the Dreyfus General Money Market Fund. All income and earnings from the investment of the Escrow Amount shall be credited to, and become a part of, the Escrow Fund, and any losses on any such investments shall be debited to the Escrow

Fund. The Escrow Agent shall have no duty, responsibility or obligation to invest any funds or cash held in the Escrow Fund other than in accordance with this Section 8.4(c)(ii). The Escrow Agent shall have no liability or responsibility for any investment losses, including without limitation any market loss on any investment liquidated (whether at or prior to maturity) in order to make a payment required under this Agreement. The Escrow Agent may, in making or disposing of any investment permitted by this Agreement, deal with itself, in its individual capacity, or any of its affiliates, whether or not it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account. The parties hereto, other than the Escrow Agent, agree that Parent is the owner of any cash in the Escrow Fund, unless and until distributed to the Company Stockholders as provided by Section 8.4(b) and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Parent.

(iii) The Company Stockholders shall be treated as the owners of the Parent Common Stock deposited in the Escrow Fund to the extent of their respective Pro Rata Portions thereof. Any shares of Parent Common Stock or other equity issued or distributed by Parent (“New Shares”) in respect of shares of Parent Common Stock in the Escrow Fund that have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock that have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends (if any) on shares of Parent Common Stock held in the Escrow Fund shall not be added to the Escrow Fund but shall be distributed ratably to the record holders thereof.

(iv) Each Company Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund on behalf of such Company Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock) to the same extent such Person would have voting rights if such shares of Parent Common Stock were not deposited into the Escrow Fund.

(d) Claims for Indemnification.

(i) For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. In order for Parent or any other Indemnified Party to make a claim for indemnification pursuant to this Agreement it shall first be required to deliver an Officer’s Certificate to the Escrow Agent and the Stockholder Representative in accordance with the notice provisions set forth in Section 10.1.

(ii) For a period of ten (10) days after delivery of any Officer’s Certificate to the Escrow Agent and the Stockholder Representative, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to this Agreement unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. Parent shall provide the Stockholder Representative with reasonable access to the books, records and personnel of Parent in connection with any claim for indemnification in order to permit the Stockholder Representative to make a reasonable assessment of the claim and its validity.

(iii) If the Stockholder Representative does not deliver a written notice of objection to the Escrow Agent in accordance with Article X within the ten (10)-day period after delivery by Parent of the Officer’s Certificate in the manner set forth in this Agreement, such failure shall constitute an irrevocable acknowledgment by the Stockholder Representative and the Company Stockholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate. After the expiration of such ten (10)-day period, the Escrow Agent shall make payment pursuant to this Agreement; provided, however, that if the Stockholder Representative objects to the claim made in the Officer’s Certificate in a written statement, and such statement shall have been received by the Escrow Agent prior to the expiration of such ten (10)-day period, then the Escrow Agent shall make no such payment at the expiration of such ten (10)-day period.

(iv) At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of ten (10) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to this Agreement unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such ten (10)-day period, the Escrow Agent shall make payment pursuant to this Agreement; provided, however, that no such payment may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such ten (10)-day period. Parent shall provide reasonable access to the Stockholder Representative to the books, records and personnel of Parent in connection with any claim for indemnification in order to permit the Stockholder Representative to make a reasonable assessment of the claim and its validity.

(v) If the Escrow Agent receives a written notice from the Stockholder Representative objecting to any claim or claims made in any Officer’s Certificate to recover Losses from the Escrow Fund within ten (10) days after delivery of such Officer’s Certificate, the Escrow Agent shall not be required to disburse any portion of the Escrow Fund until it receives written notice that the objection has been resolved pursuant to Section 8.4(d)(v) or Section 8.4(d)(vii).

(vi) In the event that the Stockholder Representative objects in writing to any claim or claims made in any Officer’s Certificate to recover Losses from the Escrow Fund within ten (10) days after delivery of such Officer’s Certificate, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth any agreement reached by the parties with respect to such claim shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. The Escrow Agent shall not be deemed to have knowledge of any such memorandum and shall be under no obligation to disburse any portion of the Escrow Amount unless and until it receives such memorandum.

(vii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Officer’s Certificate, either Parent or the Stockholder Representative may demand non-binding mediation of the matter. If, after thirty (30) days from the date non-binding mediation has been demanded by either party, the parties are not able to resolve the matter through mediation, then either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within ten (10) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within ten (10) days after the end of such ten (10)-day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholder Representative fails to select an arbitrator during this ten (10)-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent. Conversely, if Parent fails to select an arbitrator during this ten (10)-day period, the parties agree that the arbitration will be conducted by one arbitrator selected by the Stockholder Representative.

(viii) Any such arbitration shall be held in Santa Clara County, California administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures as then in effect. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including, the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three (3) arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three (3) arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three (3) arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three (3) arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable; provided, however, that the Escrow Agent shall not be deemed to have any knowledge of any such award, judgment, decree or order or any obligation to disburse any portion of the Escrow Amount unless and until it receives a copy of such award, judgment, decree or order and written notice signed by Parent that such award, judgment, decree or order is final. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(ix) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction, subject to Section 10.7. The forgoing arbitration provision shall apply to any dispute between the Company Stockholders, and any Indemnified Party, under this Article VIII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VIII.

(x) When a disbursement is required in accordance with this Section 8.4(d), the Escrow Agent shall, subject to the provisions of this Agreement to which it is a party, deliver to Parent, as promptly as practicable, a number of shares of Parent Common Stock (with the value of such Parent Common Stock based on the Parent Trading Price) and a cash amount with a combined value equal to the amount of such Losses, with the allocation between Parent Common Stock and cash determined based on the relative proportion of Parent Common Stock (with the value of such Parent Common Stock based on the Parent Trading Price) and cash in the Escrow Fund at such time; provided, however, that the cash amount may be increased to the extent necessary to avoid payment of fractional shares. The amount of cash and Parent Common Stock delivered to Parent pursuant to the preceding sentence shall be deemed to reduce each Company Stockholder’s interest in the Escrow Fund in accordance with his, her or its Pro Rata Portion of the Escrow Fund, with such reduction allocated among the cash and stock (if any) component of such Company Stockholder’s Pro Rata Portion in proportion to the amount of cash relative to Parent Common Stock (with the value of such Parent Common Stock based on the Parent Trading Price) constituting such Person’s Pro Rata Portion of the Escrow Fund at such time. Notwithstanding the foregoing, the Escrow Agent shall not be deemed to have any knowledge of any Company Stockholder’s Pro Rata Portion of the Escrow Fund unless and until it receives a written notice from the Stockholder Representative specifying each Company Stockholder’s Pro Rata Portion of the Escrow Fund. The Escrow Agent will have no obligation to disburse any portion of the Escrow Amount unless and until lit receives such notice.

(e) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative. The Escrow Agent may rely and shall be fully protected in acting upon, or refraining from acting upon, in accordance with the terms of this Agreement, any written notice, instruction, direction, request or other communication, paper or document which the Escrow Agent believes to be genuine, and shall have no duty to inquire into or investigate the validity, accuracy or content of any thereof. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent shall not be liable for any error of judgment or for any action taken, suffered or omitted to be taken except in the case of its own gross negligence or willful misconduct, each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction. In no event shall the Escrow Agent be (A) liable for acting in accordance with a written notice, instruction, direction, request or other communication, paper or document from Parent or the Stockholder Representative in accordance with the terms of this Agreement or (B) liable or responsible for special, punitive, indirect, consequential or incidental loss or damages of any kind whatsoever to any person or entity (including without limitation lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage. Any liability of the Escrow Agent under this Agreement will be limited to the amount of fees paid to the Escrow Agent.

(iii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iv) The Escrow Agent shall act hereunder as escrow agent only and shall not be responsible or liable in any manner whatever for the sufficiency, collection, correctness, genuineness or validity of any revenues, cash, payments, securities, property, funds, investments, dividends, distributions, interest, income, earnings or other amounts deposited with or the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(v) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(vi) The Escrow Agent may consult with legal counsel (who may be counsel to a party hereto or an employee of the Escrow Agent) in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

(vii) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(viii) The parties and their respective successors and assigns, jointly and severally, agree to indemnify, defend, protect, save and keep harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts from and against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction. The obligations in this section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

(ix) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(x) The Escrow Agent shall have no duties, responsibilities or obligations as the Escrow Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Escrow Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred. Without limiting the foregoing, the Escrow Agent shall not be required to determine if any person or entity has complied with this Agreement or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in the Articles of this Agreement to which it is a party.

(xi) The Escrow Agent may execute or perform any duty, responsibility or obligation hereunder either directly or through agents, attorneys, accountants or other experts.

(xii) The Escrow Agent may engage or be interested in any financial or other transaction with the Parent or any party hereto or affiliate thereof, and may act on, or as depositary, trustee or agent for, any committee or body of holders of obligations of such party or affiliate, as freely as if it were not the Escrow Agent hereunder.

(xiii) The Escrow Agent shall not be obligated to expend or risk its own funds or to take any action which it believes would expose it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

(xiv) The Escrow Agent shall not take instructions or directions except those given in accordance with the Articles of this Agreement to which it is a party.

(xv) The Escrow Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication).

(xvi) The Escrow Agent shall not be called upon to advise any person or entity as to any investments with respect to any security, property or funds held in escrow hereunder or the dividends, distributions, income, interest or earnings thereon.

(f) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including but not limited to allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(g) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

(h) Tax Issues. The parties acknowledge that the Escrow Agent does not have any interest in the Escrow Fund, but is serving only as escrow holder hereunder. Without limiting the foregoing, the Parent and each Company Stockholder shall be responsible for any taxes relating to the Escrow Fund and securities, property or funds on deposit therein and the dividends, distributions, interest, income and earnings thereon. Any disbursements of the Escrow Fund shall be subject to withholding taxes and regulations then in force under the United States Federal Income Tax Code. For tax purposes, the Escrow Agent shall report all income and earnings from the investment of the Escrow Fund (i) to the extent such income or earnings are distributed by the Escrow Agent to any person or entity pursuant to this Agreement, as being allocated to such person or entity and (ii) otherwise, as set forth in joint written instructions provided by the Parent and Stockholder Representative simultaneously with the execution and delivery of this Agreement. The Parent and each Company Stockholder will provide the Escrow Agent with appropriate forms for tax certifications, as requested by the Escrow Agent. This Section 8.3(h) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

(i) Termination. The duties and obligations of the Escrow Agent shall terminate upon final distribution of the Escrow Fund or termination of this Agreement pursuant to Section 9.1.

8.5 Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled on behalf of the Company Stockholders, at its expense, to participate in (including receiving copies of all documents prepared or received by Parent in connection therewith), but not to determine or conduct, the defense of such claim. Parent shall give the Stockholder Representative periodic updates regarding the progress of the claim and shall consult with the Stockholder Representative regarding the defense of the claim. If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such third-party claim (including reasonable counter-claims), regardless of the outcome of such claim, shall be deemed Losses hereunder. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Company Stockholders shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement. Notwithstanding the foregoing, the Stockholder Representative shall have the right on behalf of the Company Stockholders, in his sole discretion, to conduct the defense of, and to settle, any third-party claim relating solely to the federal income Tax returns of the Company for periods in which the Company filed Form 1120-S, provided that any settlement of such a claims shall be subject to the review and approval of Parent, which will not be unreasonably withheld, delayed or conditioned and provided further that such settlement amount, to extent such amount is paid by Parent or an Indemnified Party, shall be deemed Losses hereunder.

8.6 Stockholder Representative.

(a) Each of the Company Stockholders hereby appoints Steadham as hiss agent and attorney-in-fact as the Stockholder Representative for and on behalf of the Company Stockholders to give and receive notices and communications, to authorize payment to Parent from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of either of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. No bond shall be required of the Stockholder Representative, and the

Stockholder Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Stockholders.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders on whose behalf the Escrow Amount shall be contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.

(c) A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2 hereof, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by agreement of the Company, the Company Stockholders and Parent;

(b) by Parent, on the one hand, or the Company and Company Stockholders, on the other hand, if the Closing Date shall not have occurred by January 31, 2007; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent, on the one hand, or the Company and Company Stockholders, on the other hand, if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the First Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Authority that would make consummation of the First Merger illegal;

(d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the First Merger by any Governmental Authority, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the First Merger;

(e) by Parent if there has been a breach of any representation, warranty, covenant or agreement of the Company or the Company Stockholders contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company or the Company Stockholders, as applicable; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f) by the Company and Company Stockholders if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(g) by Parent, if a Company Material Adverse Effect has occurred after the date of this Agreement; or

(h) by Parent, if the Requisite Stockholder Approval is not obtained and sufficient evidence thereof is not delivered to Parent within two hours following the execution of this Agreement.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and, subject to Section 8.3(a), there shall be no liability or obligation on the part of Parent and Merger Sub, the Company or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any willful or intentional breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Section 6.6, (Third Party Expenses), Section 6.10, (Confidentiality), Section 6.11, (Public Disclosure), Article X hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the parties hereto; provided that any immaterial changes made at the written request of the Escrow Agent shall be deemed automatically made to this Agreement without need for a writing signed on behalf of the other parties hereto; and provided further, that no amendment will be binding on the Escrow Agent unless and until the Escrow Agent consents to such amendment in writing. For purposes of this Section 9.3, the Company Stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Stockholders whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Company Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent or the Company (following the Closing), to:

SumTotal Systems, Inc.

1808 North Shoreline Blvd.

Mountain View, CA 94043

Attention: General Counsel

Telephone No.: (650) 934-9500

Facsimile No.: (650) 962-5677

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Katharine A. Martin, Esq.

Facsimile No.: (650) 493-6811

(b) if to the Company (prior to the Closing), to:

Mindsolve Technologies, Inc.

203 SW 3rd Avenue

Gainesville, FL 32601

Attention: Charles V. Steadham, Jr.

Telephone No.: (352) 264-2888

Facsimile No.: (352) 264-2801

with a copy to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Attention: Steven J. Tonsfeldt, Esq.

Facsimile No.: (650) 324-0638

(c) If to Steadham, to:

[Address]

[Address]

Telephone No.:

Facsimile No.:

(d) If to Boccabella, to:

[Address]

[Address]

Telephone No.:

(e) If to Lyons, to:

[Address]

[Address]

Telephone No.:

(f) If to the Stockholder Representative, to:

Charles V. Steadham, Jr.

[Address]

[Address]

Telephone No.:

Facsimile No.:

with a copy to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Attention: Steven J. Tonsfeldt, Esq.

Facsimile No.: (650) 324-0638

If to the Escrow Agent, to:

Mellon Investor Services

Newport Center VII

480 Washington Blvd.

Jersey City, NJ 07310

Attention: Jaddiel Ramos

Telephone No.: (201) 680-4364

Facsimile No.: (412) 209-2046

with a copy to:

Kelley Drye & Warren LLP

101 Park Avenue

New York, New York 10178

Attn: Merrill B. Stone, Esq.

Telephone No.: (212) 808-7543

Facsimile No.: (212) 808-7897

10.2 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.3 No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to confer upon any other Person any rights or remedies hereunder.

10.4 Assignment. Except as otherwise provided in this Agreement, this Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by any of the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that Delaware Law or Florida Law, as applicable, shall be applied to the First Merger and/or the Second Merger; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within such state.

10.8 Choice of Jurisdiction and Venue. Subject to Section 8.4(d) and Section 6.12(d), each of the parties hereto (except the Escrow Agent) irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process; provided, however, regarding only the Escrow Agent, New York County, the State of New York and the laws of the State of New York shall be proper with respect to jurisdiction, venue and service of process. Subject to Section 8.4(d) and Section 6.12(d), each party (other than the Escrow Agent) agrees not to commence any legal proceedings related hereto except in such courts.

10.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Company Stockholders, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

SUMTOTAL SYSTEMS, INC.

By:	/s/ Donald E. Fowler
Name:	Donald E. Fowler
Title:	Chief Executive Officer

SEAL ACQUISITION CORPORATION

By:	/s/ Erika Rottenberg
Name:	Erika Rottenberg
Title:	Vice President and Secretary

MINDSOLVE TECHNOLOGIES, INC.

By:	/s/ Charles V. Steadham, Jr.
Name:	Charles V. Steadham, Jr.
Title:	President

/s/ Daniel D. Boccabella, Jr.
DANIEL D. BOCCABELLA, JR.

/s/ Jeffrey Allen Lyons
JEFFREY ALLEN LYONS

/s/ Charles V. Steadham, Jr.
CHARLES V. STEADHAM, JR.

STOCKHOLDER REPRESENTATIVE

/s/ Charles V. Steadham, Jr.
CHARLES V. STEADHAM, JR.

MELLON INVESTOR SERVICES LLC solely with respect to Articles VIII, IX and X

By:	/s/ David M. Dugas
Name:	David M. Dugas
Title:	Event Manager II